                    FIRST UNION CORPORATION AND SUBSIDIARIES





FIRST QUARTER 2001

MANAGEMENT'S ANALYSIS OF OPERATIONS
QUARTERLY FINANCIAL SUPPLEMENT
THREE MONTHS ENDED MARCH 31, 2001




                                                              [FIRST UNION Logo]

FIRST UNION CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
THREE MONTHS ENDED MARCH 31, 2001
TABLE OF CONTENTS
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

Financial Highlights                                                                     1

Management's Analysis of Operations                                                      2

Selected Statistical Data                                                               19

Summary Income, Per Share and Balance Sheet Data                                        20

Restructuring Charges                                                                   21

Business Segments                                                                       22

Fee and Other Income - Capital Markets                                                  29

Selected Ratios                                                                         29

Securities                                                                              30

Loans - On-Balance Sheet, and Managed and Servicing Portfolios                          31

Loans Held for Sale                                                                     32

Allowance for Loan Losses and Nonperforming Assets                                      33

Nonperforming Assets Activity                                                           34

Goodwill and Other Intangible Assets                                                    34

Deposits                                                                                34

Time Deposits in Amounts of $100,000 or More                                            35

Long-Term Debt                                                                          35

Changes in Stockholders' Equity                                                         36

Capital Ratios                                                                          36

Risk Management Derivative Financial Instruments                                        37

Risk Management Derivative Financial Instruments - Expected Maturities                  38

Risk Management Derivative Financial Instruments Activity                               38

Net Interest Income Summaries - Five Quarters Ended March 31, 2001                      39

Consolidated Condensed Statement of Income                                              41

Restructuring and Other Charges/Gains                                                   41

Consolidated Statements of Operating Earnings - Five Quarters Ended March 31, 2001      42

Consolidated Balance Sheets                                                             43

Consolidated Statements of Income (Loss) - Five Quarters Ended March 31, 2001           44

Consolidated Statements of Cash Flows                                                   45
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FINANCIAL HIGHLIGHTS
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                                                                                      Three Months Ended
                                                                                               March 31,
                                                                                 ------------------------    Percent
                                                                                                            Increase
(Dollars in millions, except per share data)                                            2001        2000  (Decrease)
--------------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
OPERATING EARNINGS
  Net interest income - tax-equivalent                                          $      1,734       1,989        (13)%
  Fee and other income                                                                 1,546       1,842        (16)
---------------------------------------------------------------------------------------------------------
  Total revenue - tax-equivalent                                                       3,280       3,831        (14)
  Provision for loan losses                                                              219         192         14
  Noninterest expense                                                                  2,138       2,387        (10)
  Income taxes - tax-equivalent                                                          313         414        (24)
---------------------------------------------------------------------------------------------------------
  Income before restructuring, merger-related and
    other charges (Operating earnings)                                                   610         838        (27)
After-tax restructuring, merger-related and other charges                                (26)          2          -
---------------------------------------------------------------------------------------------------------
Net income (As reported)                                                        $        584         840        (30)%
====================================================================================================================
DILUTED EARNINGS PER SHARE
Income before restructuring, merger-related and other charges                   $       0.62        0.85        (27)%
Net income                                                                      $       0.59        0.85        (31)%
====================================================================================================================
PROFITABILITY (OPERATING EARNINGS)
Return on average stockholders' equity                                                 15.64 %     20.31          -
Net interest margin                                                                     3.42        3.69          -
Fee and other income as % of total revenue                                             47.13       48.08          -
Overhead efficiency ratio                                                              65.18       62.31          -
Effective income tax rate                                                              31.54 %     31.81          -
====================================================================================================================
CASH OPERATING EARNINGS
Net income                                                                      $        684         932        (27)%
Diluted earnings per share                                                              0.69        0.95        (27)%
Return on average tangible stockholders' equity                                        22.91 %     34.03          -
Return on average stockholders' equity                                                 17.52       22.59          -
Overhead efficiency ratio                                                              62.80 %     59.65          -
Operating leverage                                                              $        (67)        (13)         -
====================================================================================================================
BALANCE SHEET DATA
Securities                                                                      $     51,528      52,089         (1)%
Loans, net                                                                           122,853     135,803        (10)
Total assets                                                                         252,949     253,648          -
Total deposits                                                                       140,795     139,890          1
Long-term debt                                                                        36,092      33,043          9
Stockholders' equity                                                            $     16,081      16,884         (5)%
====================================================================================================================
CAPITAL ADEQUACY
Tier I capital ratio                                                                    7.18 %      6.94          -
Total capital ratio                                                                    11.33       10.67          -
Leverage ratio                                                                          5.88 %      5.94          -
====================================================================================================================
ASSET QUALITY
Allowance as % of loans, net                                                            1.43 %      1.30          -
Allowance as % of nonperforming assets                                                   132         139          -
Net charge-offs as % of average loans, net                                              0.53        0.57          -
Nonperforming assets to loans, net, foreclosed
  properties and assets held for sale                                                   1.30 %      0.92          -
====================================================================================================================
OTHER DATA
Employees                                                                             69,368      72,016         (4)%
Branches                                                                               2,164       2,305         (6)
ATMs                                                                                   3,676       3,786         (3)
Shares outstanding (In thousands)                                                    981,268     984,148          -
Common stock price                                                              $      33.00       37.25        (11)
Book value per common share                                                            16.39       17.16         (4)
Common stock price to book value                                                         201         217          -
Market capitalization                                                                 32,382      36,660        (12)
Dividends paid per common share                                                 $       0.24        0.48        (50)%
====================================================================================================================
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                                        1

MANAGEMENT'S ANALYSIS OF OPERATIONS

The following discussion and other portions of this Quarterly Report contain various forward-looking statements. Please refer to our 2001 First Quarter Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.

SUMMARY OPERATING RESULTS
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                                                            2001                                                   2000
                                                         -------        -----------------------------------------------
                                                           FIRST         Fourth        Third       Second         First
(In millions, except per share data)                     QUARTER        Quarter      Quarter      Quarter       Quarter
-----------------------------------------------------------------------------------------------------------------------
OPERATING EARNINGS
Net interest income (a)                                $   1,734         1,757        1,860         1,930         1,989
Fee and other income                                       1,546         1,582        1,645         1,746         1,842
-----------------------------------------------------------------------------------------------------------------------
  Total revenue (a)                                        3,280         3,339        3,505         3,676         3,831
Provision for loan losses                                    219           192          142           228           192
Noninterest expense                                        2,138         2,132        2,328         2,366         2,387
Income taxes (a)                                             313           334          333           368           414
-----------------------------------------------------------------------------------------------------------------------
Operating earnings                                     $     610           681          702           714           838
-----------------------------------------------------------------------------------------------------------------------
Net income                                             $     584           599          852        (2,199)          840
Cash operating earnings (b)                                  684           753          778           807           932
PER DILUTED SHARE
Operating earnings                                          0.62          0.69         0.71          0.73          0.85
Net income                                                  0.59          0.60         0.86         (2.27)         0.85
Cash operating earnings (b)                            $    0.69          0.76         0.79          0.82          0.95
RATIOS
Operating return on average equity                         15.64  %      15.36        15.76         17.74         20.31
Cash operating return on
  average tangible stockholders' equity (b)                22.91  %      21.55        22.15         30.18         34.03
-----------------------------------------------------------------------------------------------------------------------
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(a) Tax-equivalent.
(b) Cash operating earnings exclude goodwill and other intangible amortization.

EARNINGS HIGHLIGHTS

SUMMARY OF OPERATING RESULTS First Union reported net income of $584 million, or 59 cents per share, in the first quarter of 2001. Operating earnings in the first quarter of 2001 were $610 million, or 62 cents per share, and cash operating earnings, which exclude goodwill and other intangible amortization, were $684 million, or 69 cents per share. Operating earnings exclude first quarter 2001 after-tax net restructuring, merger-related and other charges and gains of $26 million, or 3 cents per share, primarily connected to the strategic repositioning. See Restructuring and Other Charges and Gains for further information. Net income for the first quarter 2000 was $840 million, or 85 cents per share.

Based on operating earnings, First Union's return on average stockholders' equity was 15.64 percent in the first quarter of 2001 and 20.31 percent in the first quarter of 2000. The cash return on average tangible stockholders' equity was 22.91 percent in the first quarter of 2001 and 34.03 percent in the first quarter of 2000.

On an operating basis, fee and other income was $1.5 billion in the first quarter of 2001, down 16 percent from the first quarter of 2000. The first quarter of 2001 included a $75 million gain recorded in connection with the sale of Star Systems, Inc., an automated teller machine network in which First Union held an interest. Difficult financial markets dampened fee and other income in our Capital Markets and Capital Management businesses, particularly principal investing, which was down $242 million from the first quarter of 2000, and Retail Brokerage Services, which was down $89 million from record performance in the first quarter of 2000. The decline in fee and other income also reflected the impact of businesses we divested in connection with the strategic repositioning of the company announced in June 2000.

On an operating basis, noninterest expense was $2.1 billion in the first quarter of 2001, a 10 percent decline from the first quarter of 2000 and unchanged from the fourth quarter of 2000. The decrease in expenses from the first quarter of 2000 primarily reflected expense control initiatives and lower variable compensation expense.

The provision for loan losses was $219 million in the first quarter of 2001, an increase of $27 million from the first quarter of 2000. The provision exceeded net charge-offs by $60 million in the first quarter of 2001, including a $15 million provision related to the transfer of nonperforming loans to assets held for sale. Net charge-offs in the first quarter of 2001 decreased $30 million from the first quarter of 2000 to $159 million. Net charge-offs were 0.53 percent of average net loans in the first quarter of 2001, down 4 basis points from the first quarter of 2000. Nonperforming assets, including those in assets held for sale, increased $68 million from December 31, 2000, to $1.7 billion at March 31, 2001. As a percentage of net loans, foreclosed properties and assets held for sale, nonperforming assets were 1.30 percent at March 31, 2001, and
1.22 percent at December 31, 2000.

Excluding the impact of divestitures and securitizations, loans grew 6 percent from the first quarter of 2000 and deposits grew 3 percent.

OUTLOOK

On April 16, 2001, First Union and Wachovia Corporation announced a definitive agreement to merge the two companies. The new company would be named Wachovia Corporation and headquartered in Charlotte, North Carolina. On a pro forma basis, based upon March 31, 2001 data, the combined company would have assets of $336 billion and a market capitalization of $46 billion. The new company's 19 million customers (including 3.2 million online) would be served by 90,000 employees through a wide selection of distribution channels, including 2,900 branch offices, nearly 600 brokerage offices, over 5,000 ATMs, and online and telephone banking 24 hours a day. It would be the fourth largest banking company in the nation based on assets and the second largest based on U.S. deposits.

On May 14, 2001, SunTrust Banks, Inc., announced an unsolicited, hostile proposal to acquire Wachovia. First Union subsequently announced its intent to complete its merger of equals with Wachovia on the terms previously agreed to by the two parties.

The terms of the merger, which will be accounted for as a purchase accounting transaction, call for Wachovia shareholders to receive two First Union shares for each Wachovia common share. The value of the new shares issued would be approximately $14 billion at March 31, 2001. We expect to complete the transaction in the third quarter of 2001, pending regulatory and shareholder approvals. In connection with the merger, Wachovia will declare a special cash dividend of 48 cents per share for Wachovia shareholders of record immediately prior to the completion of the merger. The special dividend will be paid to those Wachovia shareholders after the merger is completed upon exchanging their Wachovia stock certificates for certificates of First Union common stock. On May 9, 2001, First Union filed an application with the Federal Reserve Board for approval of the merger with Wachovia.

Since the merger agreement was announced, integration planning efforts have proceeded rapidly:

         - Key senior leadership positions for the major divisions and key business units were named upon the announcement of the merger;

         - A merger transition team and steering committee, composed of individuals from both organizations began immediate planning work; and

         - The state chief executive officers and regional presidents for all five of the General Bank's geographic regions were selected.

The announcement of the merger came as First Union had substantially completed key elements of its strategic repositioning, announced in June 2000 to focus on improved earnings growth from our three core businesses -- the General Bank, Capital Management and Capital Markets. In this strategic repositioning, we disposed of certain businesses, assets and branches that did not provide scale or strategic advantages. We ceased subprime mortgage lending at The Money Store and sold our $35 billion residential mortgage servicing portfolio, our $5.7 billion credit card portfolio (of which $1.7 billion was on-balance sheet) and $13 billion of securities. In addition to the $1.7 billion in on-balance sheet credit card loans, we also sold, or have committed to sell, $6.2 billion of commercial and consumer loans. At March 31, 2001, the balance of loans held for sale amounted to $689 million. As part of the strategic repositioning, we sold 84 retail branches representing deposits of $2.7 billion and loans of $597 million. Of this total, 26 retail branches, representing $617 million in deposits and $115 million in loans, were sold in the first quarter of 2001. In connection with the strategic repositioning, we have recorded $2.8 billion of net after-tax restructuring and other charges and gains through March 31, 2001.

The repositioning is essentially behind us, and we are focused on increasing the efficiency and competitiveness of our three core businesses. We will continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance in our core businesses. When consistent with our overall business strategy, we may consider the disposition of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities, particularly in areas that would complement our core businesses, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities may be expected.

CORPORATE RESULTS OF OPERATIONS

RESTRUCTURING AND OTHER CHARGES AND GAINS In the first quarter of 2001, we reported $43 million pre-tax net restructuring, merger-related and other charges and gains primarily in connection with the strategic repositioning. This included charges of $116 million, offset by $73 million in gains on the sale of branches. Included in the charges were $50 million in valuation adjustments related to loans transferred to assets held for sale in June 2000 as part of the strategic repositioning; $16 million in systems integration costs related to the JWGenesis, EVEREN and First Albany acquisitions; and $69 million in other noninterest expense, principally personnel termination and incentive arrangements and professional fees related to actions taken as part of the strategic repositioning. Also included in the $43 million net charge were $14 million in reversals of the March 1999 restructuring charge based on finalization of estimates related to severance.

In 2000 we recorded restructuring charges of $2.1 billion in connection with the strategic repositioning. Through March 31, 2001, $1.9 billion has been charged against the accrual. The remaining balance of $201 million primarily represents amounts still to be paid in contract cancellation penalties, employee termination benefits and lease payments for space vacated in connection with the strategic repositioning. The restructuring charges included $174 million in employee termination benefits, of which $111 million has been paid through March 31, 2001, for the 4,871 employees terminated in connection with the repositioning. Of the employees terminated, 1,141 were officers of the company and 3,730 were non-officers.


The rest of this discussion of Corporate Results of Operations is on an operating basis, and accordingly, excludes these restructuring, merger-related and other charges and gains.

AVERAGE BALANCE SHEET AND INTEREST RATES
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                                                                  2001                                                      2000
                                                  --------------------         -------------------------------------------------
                                                         FIRST QUARTER               Fourth Quarter                First Quarter
                                                  --------------------         --------------------         --------------------
                                                   AVERAGE                      Average                      Average
(In millions)                                      BALANCE        RATE          Balance        Rate          Balance        Rate
--------------------------------------------------------------------------------------------------------------------------------
Interest-bearing bank balances                  $    1,826        5.69 %     $    1,266        4.34 %     $      666        4.40 %
Federal funds sold                                   7,036        5.49            5,994        5.86            9,555        5.40
Trading account assets                              13,315        6.24           11,569        6.95           11,326        6.84
Securities                                          50,417        7.50           50,554        7.54           54,389        7.19
Commercial loans                                    77,270        8.51           76,253        9.11           73,939        8.92
Consumer loans                                      42,580        8.63           43,840        8.80           57,542        8.49
--------------------------------------------------------------------------------------------------------------------------------
  Total loans                                      119,850        8.55          120,093        8.99          131,481        8.73
--------------------------------------------------------------------------------------------------------------------------------
Other earning assets                                11,276        8.96           13,130        9.76            8,337        8.29
--------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                             203,720        8.03          202,606        8.44          215,754        8.06
--------------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits                          110,239        4.61          110,454        4.92          111,734        4.30
Federal funds purchased                             25,005        6.13           23,686        6.72           35,286        5.50
Commercial paper                                     2,540        5.32            2,639        6.19            2,996        5.56
Other short-term borrowings                          9,580        3.46            9,345        4.09            9,100        5.09
Long-term debt                                      36,631        6.30           35,708        7.03           32,564        6.30
--------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities               183,995        5.10          181,832        5.55          191,680        4.92
--------------------------------------------------------------------------------------------------------------------------------
Net interest income and margin                  $    1,734        3.42 %     $    1,757        3.46 %     $    1,989        3.69 %
================================================================================================================================
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NET INTEREST MARGIN Net interest income on a tax-equivalent basis declined 13 percent from the first quarter of 2000 to $1.7 billion in the first quarter of
2001, largely due to the decreased contribution of strategic off-balance sheet positions, branch divestitures in the first quarter of 2001 and in the fourth quarter of 2000, and the sale of the credit card portfolio in the third quarter of 2000. This was partially offset by wider spreads in a declining interest rate environment as our liabilities generally repriced faster than our assets. The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the equivalent rate paid to fund those assets, declined 27 basis points from the first quarter of 2000. The average rate earned on earning assets declined 3 basis points from the first quarter of 2000 to 8.03 percent in the first quarter of 2001, while the average rate paid on liabilities increased
18 basis points from the first quarter of 2000 to 5.10 percent in the first quarter of 2001. The Risk Management section provides additional information on our methodology for interest rate risk management.

FEE AND OTHER INCOME
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                                                            2001                                                    2000
                                                         -------        ------------------------------------------------
                                                           FIRST         Fourth        Third        Second         First
(In millions)                                            QUARTER        Quarter      Quarter       Quarter       Quarter
------------------------------------------------------------------------------------------------------------------------
Service charges and fees                               $     468            481          508           491           486
Commissions                                                  375            383          365           375           468
Fiduciary and asset management fees                          381            387          384           374           366
Advisory, underwriting and other
  Capital Markets fees                                       198            187          148           182           209
Principal investing                                          (43)           (43)          34           205           199
Other income                                                 167            187          206           119           114
------------------------------------------------------------------------------------------------------------------------
Total fee and other income                             $   1,546          1,582        1,645         1,746         1,842
========================================================================================================================

FEE AND OTHER INCOME On an operating basis, fee and other income was $1.5 billion in 2001, down 16 percent from the first quarter of 2000 largely due to lower principal investing revenue and lower brokerage commissions.


Commissions, which include brokerage and insurance commissions, decreased $93 million from the exceptionally strong first quarter of 2000 to $375 million in the first quarter of 2001. Principal investing revenue, which includes the results of investments in equity and mezzanine securities, declined $242 million from the first quarter of 2000 to a loss of $43 million in the first quarter of 2001. We expect modest principal investing revenue in 2001.

Other income, which includes results from portfolio securities transactions and asset sales and securitizations, increased 46 percent from the first quarter of 2000 to $167 million in the first quarter of 2001. Other income in the first quarter of 2001 included a $75 million gain recorded in connection with the sale of Star Systems, Inc., offset by $19 million in affordable housing write-downs, $16 million in investment securities losses and $30 million in market value write-downs on loans held for sale. This compares with the first quarter of 2000, which included a $47 million charge to provide additional reserves against lease residuals on our discontinued indirect auto lending and leasing business, $16 million in securities losses consisting principally of impairment losses on residual interests and $31 million in market value write-downs on loans held for sale. Asset securitization gains declined by $58 million from the first quarter of 2000.

NONINTEREST EXPENSE
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                                                            2001                                                    2000
                                                         -------        ------------------------------------------------
                                                           FIRST         Fourth        Third        Second         First
(In millions)                                            QUARTER        Quarter      Quarter       Quarter       Quarter
------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                         $   1,329          1,243        1,381         1,396         1,429
Occupancy                                                    163            150          157           155           157
Equipment                                                    205            221          213           210           214
Advertising                                                    9             16           14            31            30
Communications and supplies                                  110            123          117           122           125
Professional and consulting fees                              73             97           87            82            71
Goodwill and other intangible amortization                    78             80           79           100           102
Sundry expense                                               171            202          280           270           259
------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                      $   2,138          2,132        2,328         2,366         2,387
========================================================================================================================

NONINTEREST EXPENSE On an operating basis, noninterest expense declined 10 percent from the first quarter of 2000 to $2.1 billion in the first quarter of 2001, largely reflecting expense control initiatives, divestitures of certain businesses in late 2000, lower variable compensation expense and a decline in goodwill and other intangible amortization. The decline in goodwill and other intangible assets was principally the result of the second quarter 2000 write-down of $1.8 billion of goodwill and other identified intangibles that were determined to be impaired as a result of the decision to discontinue subprime mortgage lending at The Money Store.

On a cash operating basis, the overhead efficiency ratio was 62.80 percent in the first quarter of 2001 and 59.65 percent in the first quarter of 2000.

BUSINESS SEGMENTS

First Union's operations are divided into four business segments encompassing more than 60 distinct product and service units. These segments are the General Bank, Capital Management, Capital Markets and the Parent. The following discussion of segment results is on an operating basis, and accordingly, excludes restructuring, merger-related and other charges and gains related to the strategic repositioning.


As the result of an in-depth review of our management reporting model, we have designed new methodologies and systems that we believe better reflect the evolution of our three core businesses. We implemented this new management reporting model in the first quarter of 2001, and prior period information has been restated. The key differences are a redefinition of our segments, a significant change in the way intersegment revenues (referral fees) are recorded and changes in cost allocation methodologies. Under our new methodologies, intersegment revenues are paid from the segment that "owns" a product to the segment that "sells" the product, and they are based on comparable fees paid in the market and/or on negotiated amounts that approximate the relative value provided by the selling party. Cost allocations are made for services provided by one business segment to another. Activity-based costing studies are being completed on many business units to better align costs with products and their revenues. In addition, new financial metrics have been implemented, with business units being measured on Risk Adjusted Return on Capital (RAROC) and Economic Profit. RAROC is calculated by dividing economic net income (reported net income adjusted for intangibles amortization and the after-tax impact of expected losses) by economic capital (capital assigned based on a statistical assessment of the credit, market and operating risks taken to generate profits in a particular business unit or product). Economic Profit is economic net income less a charge for the economic capital used to support the business. The charge for economic capital reflects the minimum return that stockholders should expect based on the capital asset pricing model. For 2001, we have calculated
First Union's cost of capital to be 12 percent.

GENERAL BANK
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                                                                   2001                                                     2000
                                                                -------        -------------------------------------------------
                                                                  FIRST         Fourth         Third        Second         First
(In millions)                                                   QUARTER        Quarter       Quarter       Quarter       Quarter
--------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Net interest income                                          $    1,085          1,104         1,100         1,090         1,071
Fee and other income                                                340            351           347           295           299
Intersegment revenue                                                 25             25            24            25            26
--------------------------------------------------------------------------------------------------------------------------------
  Total revenue                                                   1,450          1,480         1,471         1,410         1,396
Provision for loan losses                                           101             73            51            46            38
Noninterest expense                                                 908            970           926           945           925
Income taxes                                                        149            142           163           137           142
--------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                         $      292            295           331           282           291
================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE AND OTHER DATA
Economic profit                                              $      218            198           214           165           173
Risk adjusted return on capital (RAROC)                           36.62 %        33.44         33.97         29.01         30.55
Economic capital                                             $    3,586          3,692         3,897         3,918         3,766
Overhead efficiency ratio                                         61.41 %        63.99         61.56         65.51         64.78
Average loans, net                                           $   63,596         61,735        60,029        58,105        56,491
Average core deposits                                        $   98,535         98,184        97,186        97,499        97,552
================================================================================================================================

GENERAL BANK Our General Bank provides leading-edge, customized banking products and a full line of retail investment products through its three major lines of business: Consumer, Commercial and Small Business. Our strategic focus is on providing exceptional customer service combined with leveraging improved customer knowledge to retain and acquire customers, and to deepen and enhance relationships through tailored service. Our retail strategy is to reduce the number of single-service customers and to increase the proportion of our customers who not only transact, but also invest and borrow with us. Our wholesale strategy is to provide a comprehensive array of financial solutions, including traditional commercial lending and cash management products, and to provide access to more sophisticated asset management and capital markets products and services through our sales and service partnerships with Capital Management and Capital Markets.

Our multiple channels are fully integrated, which enables customers to have a single view of their accounts and a choice of using our full-service retail financial centers, direct telephone bank, ATMs or the Internet.

On an operating basis, General Bank total revenue was $1.5 billion in the first quarter of 2001. This represented a $54 million increase from the first quarter of 2000 largely due to a $41 million increase in fee and other income, which reflected improved service charge income and strong debit card revenues and a modest increase in net interest income, reflecting average loan growth of $7 billion. The $30 million decline in total revenue from the fourth quarter of 2000 reflected a $19 million decline in net interest income primarily due to deposit spread compression. Fee and other income also declined modestly from the fourth quarter of 2000 largely due to seasonal declines in ATM, debit card and service charge income.

Loan growth from the first quarter of 2000 was largely due to across-the-board growth in Consumer loans, led by home equity loans and lines of credit. The $1.8 billion increase in average commercial loans from the first quarter of 2000 to $30 billion in the first quarter of 2001 was driven by a $1.4 billion increase in commercial real estate loans. Average core deposits were $99 billion in the first quarter of 2001, an increase of $983 million from the first quarter of 2000. The majority of the increase was in Consumer deposits, primarily in interest checking, savings and money market accounts that have low funding costs.

CAPITAL MANAGEMENT

--------------------------------------------------------------------------------------------------------------------------

                                                            2001                                                      2000
                                                         -------        --------------------------------------------------
                                                           FIRST          Fourth         Third        Second         First
(In millions)                                            QUARTER         Quarter       Quarter       Quarter       Quarter
--------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Net interest income                                    $      78              89            87            91            90
Fee and other income                                         765             777           761           752           851
Intersegment revenue                                         (12)            (12)          (13)          (13)          (13)
--------------------------------------------------------------------------------------------------------------------------
  Total revenue                                              831             854           835           830           928
Provision for loan losses                                     --              --            --            --            --
Noninterest expense                                          658             650           647           619           708
Income taxes                                                  60              70            64            72            75
--------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                   $     113             134           124           139           145
==========================================================================================================================

--------------------------------------------------------------------------------------------------------------------------
PERFORMANCE AND OTHER DATA
Economic profit                                        $      83             103            94           108           112
Risk adjusted return on capital (RAROC)                    45.96 %         54.39         50.08         56.91         54.57
Economic capital                                       $     987             971           977           972         1,059
Overhead efficiency ratio                                  79.12 %         76.09         77.37         74.56         76.26
Average loans, net                                     $   4,535           4,424         4,295         4,250         4,026
Average core deposits                                  $   8,004           7,879         7,935         7,888         7,740
==========================================================================================================================

CAPITAL MANAGEMENT Our Capital Management Group (CMG) has created a growing and diversified brokerage, insurance, trust, wealth and asset management business with products and services that provide the link between traditional banking and investing for retail and institutional customers. CMG is organized into three major lines of business: Retail Brokerage Services, which includes the retail brokerage, insurance and retail investment group; Asset Management, which includes mutual funds and customized investment advisory services; and Wealth and Trust Services, which includes private capital management and corporate and institutional trust services. CMG offers a full line of investment products and services distributed through multiple channels, including our national retail brokerage branch network, full-service retail financial centers in our East Coast marketplace and online brokerage. Assets under management declined $3 billion from year-end 2000 to $168 billion at March 31, 2001, reflecting declines in market valuations principally in trust assets.

On an operating basis, Capital Management total revenue was $831 million in the first quarter of 2001. This represented a $97 million decline from an exceptionally strong first quarter of 2000 , largely reflecting lower brokerage commissions, and a $23 million decline from the fourth quarter of 2000, largely reflecting lower market valuations. Net interest income declined $12 million from the first quarter of 2000 to $78 million in the first quarter of 2001. Noninterest expense declined $50 million from the first quarter of 2000 to $658 million in the first quarter of 2001 primarily reflecting decreased incentives tied to revenue production.

Fee and other income in Retail Brokerage Services declined $89 million from the first quarter of 2000 to $492 million in the first quarter of 2001. Brokerage client assets decreased 4 percent from year-end 2000 to $196 billion at March 31, 2001, due to declines in the market values in equities. In the same period, the NASDAQ Composite was down 25 percent and the S&P 500 was down 12 percent.

Asset Management fee and other income was unchanged from the first quarter of 2000 at $156 million. Despite a challenging economic environment, assets in the First Union-advised Evergreen mutual funds increased $2 billion from year-end 2000 to $87 billion at March 31, 2001, reflecting strong fund sales, particularly record sales of money market funds in a flight to quality in unstable market conditions.

Wealth and Trust Services fee and other income declined $3 million from the first quarter of 2000 to $128 million in the first quarter of 2001, also reflecting the decline in equity market values. Wealth and Trust Services had $4.5 billion in average net loans in the first quarter of 2001, an increase of $507 million from the first quarter of 2000, and average deposits of $7.9 billion, an increase of $270 million from the first quarter of 2000.

CAPITAL MARKETS

------------------------------------------------------------------------------------------------------------------------------

                                                             2001                                                         2000
                                                          -------          ---------------------------------------------------
                                                            FIRST          Fourth          Third         Second          First
(In millions)                                             QUARTER         Quarter        Quarter        Quarter        Quarter
------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Net interest income                                     $     426             410            393            371            397
Fee and other income                                          312             267            362            533            544
Intersegment revenue                                          (12)            (13)           (12)           (12)           (12)
------------------------------------------------------------------------------------------------------------------------------
  Total revenue                                               726             664            743            892            929
Provision for loan losses                                      70             124             83            126             89
Noninterest expense                                           467             429            529            479            454
Income taxes                                                   39             (50)            19             72            108
------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                    $     150             161            112            215            278
==============================================================================================================================

------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE AND OTHER DATA
Economic profit                                         $     (24)             19            (52)            87            141
Risk adjusted return on capital (RAROC)                     10.46 %         13.22           8.67          17.96          22.33
Economic capital                                        $   6,282           6,252          6,127          5,871          5,480
Overhead efficiency ratio                                   60.84 %         53.38          67.30          51.13          46.83
Average loans, net                                      $  42,642          42,325         42,452         43,069         41,560
Average core deposits                                   $   9,472           9,251          9,099          8,928          9,210
==============================================================================================================================

CAPITAL MARKETS Our Capital Markets products and services are designed to provide a full range of capital raising, market making and financial advisory services to meet the needs of corporate and institutional clients. Our strategy is to focus on middle-market and growth companies, and we leverage the strong relationship coverage in our East Coast banking markets with an integrated investment banking and corporate banking approach focused on eight key industries nationwide: technology, telecommunications, communications, healthcare, business and consumer services, industrial growth, real estate and financial institutions. We provide full execution including corporate finance, equity research, merger and acquisition advisory services, debt and equity financing, and trade finance and foreign exchange for domestic customers and correspondent financial institutions around the world.

Capital Markets has two primary lines of business:

         - Investment Banking, which includes principal investing; equity capital markets; loan syndications; high yield debt; merger and acquisition advisory services; fixed income sales and trading; the municipal group; foreign exchange; derivatives; structured products; real estate capital markets; and asset securitization; and

         - Corporate Banking, which includes large corporate lending, commercial leasing and rail, and international operations.

On an operating basis, Capital Markets total revenue was $726 million in the first quarter of 2001. Revenue declined from the first quarter of 2000 due to a decline in fee and other income, largely the result of a $242 million decline in principal investing revenue. Revenue increased $62 million from the fourth quarter of 2000 due largely to strong performance in fixed income sales and trading. Capital Markets noninterest expense increased 3 percent from the first quarter of 2000 to $467 million in the first quarter of 2001. The increase was largely due to higher personnel, occupancy and other infrastructure expenses related to Corporate Banking and equity capital markets.

Investment Banking fee and other income declined $235 million from the first quarter of 2000 to $147 million in the first quarter of 2001, primarily as a result of declines in principal investing revenue and results for certain agency businesses related to more difficult market conditions. This was offset by a strong performance in fixed income, with revenue growth of $77 million from the first quarter of 2000.

Results in the agency businesses were mixed. Merger and acquisition activity and loan syndication fees were hampered by market conditions. This was somewhat offset by improvement in high yield and equity capital markets. Results in the structured products businesses were negatively affected by $46 million in trading losses recorded in other income in the first quarter of 2001 resulting from certain nonperforming securities.

Corporate Banking fee and other income increased $3 million from the first quarter of 2000 to $165 million in the first quarter of 2001, with improved results in international operations offset by lower corporate lending results. International fee and other income increased 9 percent from the first quarter of 2000 to $62 million in the first quarter of 2001 as a result of improved service charges and letters of credit fees.

The revenues from Capital Markets businesses are typically more volatile than revenues from more traditional banking businesses and can vary significantly from period to period with market conditions.

PARENT Parent includes all of our asset and liability management functions. Parent also includes restructuring, merger-related and other charges and gains; the goodwill asset and the associated amortization expense and funding cost; certain nonrecurring revenue items discussed in the Fee and Other Income section; certain expenses that are not allocated to the business segments; corporate charges; and the results of our divested mortgage, credit card, The Money Store and indirect auto lending and leasing businesses.

The Funding Sources and Risk Management sections provide information about our funding sources and asset and liability management functions.

BALANCE SHEET ANALYSIS

SECURITIES The securities portfolio, all of which was classified as securities available for sale at March 31, 2001, consists primarily of U.S. Government agency and asset-backed securities. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments. At March 31, 2001, we had securities available for sale with a market value of $52 billion, an increase of $3 billion from December 31, 2000.

Included in securities at March 31, 2001, were residual interests with a market value of $303 million, which included a net unrealized gain of $57 million. These residual interests resulted from securitizations of SBA, student, auto and home equity loans. At December 31, 2000, securities included residual interests with a market value of $298 million, which included a net unrealized gain of $43 million.

The average rate earned on securities was 7.50 percent in the first quarter of 2001 and 7.19 percent in the first quarter of 2000. The average maturity of the portfolio was 6.14 years at March 31, 2001.

LOANS - ON-BALANCE SHEET

------------------------------------------------------------------------------------------------------------------------------

                                                             2001                                                         2000
                                                           -------        ----------------------------------------------------
                                                             FIRST         Fourth          Third         Second          First
(In millions)                                              QUARTER        Quarter        Quarter        Quarter        Quarter
------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural                   $  52,687         54,207         53,325         53,870         54,082
Real estate - construction and other                         3,345          3,104          2,751          2,600          2,344
Real estate - mortgage                                       9,187          9,218          9,286          9,239          9,275
Lease financing                                             16,625         15,465         13,997         13,181         12,511
Foreign                                                      5,396          5,453          5,548          4,956          4,587
------------------------------------------------------------------------------------------------------------------------------
Total commercial                                            87,240         87,447         84,907         83,846         82,799
------------------------------------------------------------------------------------------------------------------------------
Consumer
Real estate - mortgage                                      17,678         17,708         19,108         25,204         27,528
Installment loans                                           23,253         22,972         22,634         21,797         26,897
Vehicle leasing                                              1,640          2,115          2,600          3,112          3,822
------------------------------------------------------------------------------------------------------------------------------
Total consumer                                              42,571         42,795         44,342         50,113         58,247
------------------------------------------------------------------------------------------------------------------------------
Total loans                                                129,811        130,242        129,249        133,959        141,046
Unearned income                                              6,958          6,482          5,830          5,600          5,243
------------------------------------------------------------------------------------------------------------------------------
Loans, net (on-balance sheet)                            $ 122,853        123,760        123,419        128,359        135,803
==============================================================================================================================

LOANS - MANAGED PORTFOLIO
(Including on-balance sheet)

------------------------------------------------------------------------------------------------------------------------------

                                                             2001                                                         2000
                                                           -------        ----------------------------------------------------
                                                             FIRST         Fourth          Third         Second          First
(In millions)                                              QUARTER        Quarter        Quarter        Quarter        Quarter
------------------------------------------------------------------------------------------------------------------------------
Commercial                                               $  94,173         93,277         90,971         89,583         88,046
Real estate - mortgage                                      22,692         22,274         23,621         26,394         29,361
Installment loans                                           50,216         50,208         50,547         54,815         54,079
Vehicle leasing                                              1,640          2,115          2,600          3,112          3,822
------------------------------------------------------------------------------------------------------------------------------
Total managed portfolio                                  $ 168,721        167,874        167,739        173,904        175,308
==============================================================================================================================

LOANS Net loans were $123 billion at March 31, 2001, and $124 billion at December 31, 2000. Commercial loans represented 67 percent and consumer loans 33 percent of the loan portfolio at March 31, 2001. Managed loans increased $847 million from December 31, 2000, to $169 billion at March 31, 2001. The average rate earned on loans decreased 18 basis points from the first quarter of 2000 to
8.55 percent in the first quarter of 2001, which was in line with reductions in interest rates.

At March 31, 2001, unused loan commitments related to commercial and consumer loans were $97 billion and $28 billion, respectively. Commercial and standby letters of credit were $13 billion. Loan participations sold to other lenders amounted to $3.9 billion at March 31, 2001.

ASSET QUALITY

------------------------------------------------------------------------------------------------------------------------------

                                                             2001                                                         2000
                                                           -------        ----------------------------------------------------
                                                             FIRST         Fourth          Third         Second          First
(In millions)                                              QUARTER        Quarter        Quarter        Quarter        Quarter
------------------------------------------------------------------------------------------------------------------------------
Loans, net                                               $ 122,853        123,760        123,419        128,359        135,803
Allowance for loan losses                                $   1,759          1,722          1,720          1,706          1,760
Allowance as % of loans, net                                  1.43 %         1.39           1.39           1.33           1.30
Allowance as % of nonperforming assets                         132 %          135            181            193            139
Net charge-offs                                          $     159            192            142            228            189
Net charge-offs as % of average loans, net                    0.53 %         0.64           0.46           0.69           0.57
Nonperforming assets
  Nonaccrual loans                                       $   1,231          1,176            854            791          1,175
  Foreclosed properties                                        106            103             97             93             95
  Loans held for sale                                          344            334            349            331             30
------------------------------------------------------------------------------------------------------------------------------
    Total nonperforming assets                           $   1,681          1,613          1,300          1,215          1,300
------------------------------------------------------------------------------------------------------------------------------
Nonperforming assets to loans, net,
  foreclosed properties and assets held for sale              1.30 %         1.22           0.98           0.87           0.92
==============================================================================================================================

NONPERFORMING ASSETS At March 31, 2001, nonperforming assets were $1.7 billion, an increase of $68 million from December 31, 2000. This included $344 million in nonperforming loans in assets held for sale. As a percentage of net loans, foreclosed properties and assets held for sale, nonperforming assets were 1.30 percent at March 31, 2001, and 1.22 percent at December 31, 2000. We continue to expect nonperforming assets to increase during 2001 in line with industry trends.

Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first quarter of 2001, $46 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period (or since origination if held for part of the period). The amount of interest income recorded on these loans in the first quarter of 2001 was $4 million.

Impaired loans, which are included in nonperforming loans, amounted to $1.1 billion at March 31, 2001, and $923 million at December 31, 2000. Included in the allowance for loan losses at March 31, 2001, was $132 million related to $655 million of impaired loans. The remaining impaired loans were recorded at or below either fair value or the present value of expected future cash flows. In the first quarter of 2001, the average recorded investment in impaired loans was $943 million, and $4 million of interest income was recognized on impaired loans. This income was recognized using the cash-basis method of accounting.

PAST DUE LOANS Accruing loans 90 days or more past due, excluding loans that are classified as assets held for sale, amounted to $220 million at March 31, 2001, and $183 million at December 31, 2000. Of these past due loans at March 31, 2001, $25 million were commercial loans or commercial real estate loans and $195 million were consumer loans. Loans 30 to 89 days past due were $674 million at March 31, 2001. The increase in past due loans in both periods consisted primarily of residential real estate loans.

NET CHARGE-OFFS Net charge-offs declined $30 million from the first quarter of 2000 to $159 million in the first quarter of 2001. This reflected a $40 million decline in consumer charge-offs primarily related to the sale of the credit card portfolio, partially offset by a $10 million increase in charge-offs in the commercial portfolio in the first quarter of 2001. Net charge-offs were 0.53 percent of average net loans in the first quarter of 2001 and 0.57 percent in the first quarter of 2000.

PROVISION AND ALLOWANCE FOR LOAN LOSSES The provision for loan losses increased $27 million from the first quarter of 2000 to $219 million in the first quarter of 2001, including a $15 million provision related to the transfer of nonperforming loans to assets held for sale. The provision related to the transfer of loans was recorded to reduce the carrying value of these loans to their respective fair values.

The allowance for loan losses was $1.8 billion at March 31, 2001, and $1.7 billion at December 31, 2000. The allowance as a percentage of net loans was
1.43 percent at March 31, 2001, and 1.39 percent at December 31, 2000.

Loans transferred to assets held for sale are recorded at the lower of cost or market value, and accordingly, they are not included in the evaluation of the adequacy of the allowance for loan losses subsequent to the transfer.

ASSETS HELD FOR SALE In the first quarter of 2001, we securitized $3.2 billion of The Money Store home equity loans that had been classified as held for sale. In connection with this securitization, we retained as securities available for sale $754 million of investment grade securities, $129 million of non-investment grade securities and $34 million of residual interests. We also sold $158 million of commercial loans from assets held for sale. Of the $7.9 billion of loans that were transferred to assets held for sale in the second and third quarters of 2000 in connection with the strategic repositioning, $689 million remained in assets held for sale at March 31, 2001.

FUNDING SOURCES

CORE DEPOSITS Core deposits were $121 billion at March 31, 2001, a decline of $1.6 billion from December 31, 2000. Average core deposits increased modestly from year-end 2000 excluding a $1.8 billion impact from the divestiture of deposits in the first quarter of 2001 and fourth quarter of 2000.

Our renewed focus on gathering deposits has stemmed a negative growth trend of the previous two years, and led to deposit growth in low cost core deposits in the first quarter of 2001, offsetting a decline in consumer CD balances. We also continue to meet customer demand for alternative investment products or deposits, depending on customers' needs.

In the first quarters of 2001 and 2000, average noninterest-bearing deposits were 23 percent and 24 percent, respectively, of average core deposits.

The portion of core deposits in higher-rate, other consumer time deposits was 28 percent at March 31, 2001, and 29 percent at December 31, 2000. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to process.

PURCHASED FUNDS Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $56 billion in the first quarter of 2001 and $70 billion in the first quarter of 2000. The decrease from the first quarter of 2000 was due to lower funding needs, primarily the result of the sale of $13 billion in securities in connection with our strategic repositioning. Purchased funds at March 31, 2001, and at December 31, 2000, were $60 billion.

LONG-TERM DEBT Long-term debt was $36 billion at March 31, 2001, and at December 31, 2000. In 2001, scheduled maturities of long-term debt amount to $9.7 billion. We anticipate rolling over these obligations.

Long-term debt included $2 billion of trust capital securities at March 31, 2001, and at December 31, 2000. Subsidiary trusts issued these capital securities and used the proceeds to purchase junior subordinated debentures from the parent company. These capital securities are considered tier 1 capital for regulatory purposes.

Under a shelf registration statement filed with the Securities and Exchange Commission, we have $2.4 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors.

Our principal banking subsidiary, First Union National Bank, has available global note programs for the issuance of up to $45 billion of senior and subordinated notes. Under these programs, $18 billion of long-term debt has been issued and was outstanding at March 31, 2001. The sale of any additional notes will depend on future market conditions, funding needs and other factors.

CREDIT LINES We have a $175 million committed back-up line of credit that expires in July 2002 and an additional $160 million committed back-up line of credit that expires in August 2001. These credit facilities contain covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used these lines of credit.

STOCKHOLDERS' EQUITY The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to our stockholders while maintaining sufficient regulatory capital ratios.

Stockholders' equity was $16 billion at March 31, 2001, and $15 billion at December 31, 2000. Common shares outstanding amounted to 981 million at March 31, 2001, and 980 million at December 31, 2000. In the first quarter of 2001, we repurchased 2 million shares at a cost of $105 million under a forward purchase contract. At March 31, 2001, we had authority to repurchase up to 102 million shares of our common stock. In the first quarter of 2000, we repurchased 7 million shares of common stock at a cost of $221 million. Since April 16, 2001 (the date on which the proposed merger of Wachovia and First Union was announced), Wachovia and its affiliates have purchased approximately $18 million of First Union common stock in the open market. Wachovia and its affiliates may continue to purchase First Union common stock from time to time in the future consistent with applicable legal and regulatory requirements.

At March 31, 2001, we had equity forward contracts outstanding involving 13 million shares at an aggregate cost of $600 million and forward purchase contracts outstanding involving 27 million shares at an aggregate cost of $971 million. These contracts mature at various times in 2001 and 2002 and can be extended by mutual consent of the counterparties. In the first quarter of 2001, we settled a forward purchase contract by purchasing 2 million shares at a cost of $105 million, and we settled a contract for 4 million shares on a net shares basis resulting in no net repurchase of shares. The forward price of the shares subject to equity forward and forward purchase contracts is the share price at the inception of the contract plus a premium that accrues over the life of the contract, net of dividends paid to the counterparty.

In calculating diluted earnings per share, the premium component of the forward price on equity forward contracts is subtracted in calculating income available to common stockholders. For forward purchase contracts, diluted shares include the share equivalent of the excess of the forward price over the current market price of the shares. In the first quarter of 2001, this had the effect of reducing diluted earnings per share by one cent. We anticipate that the impact of outstanding contracts on diluted earnings per share for 2001 will be approximately 3 cents.

We paid $235 million in dividends to common stockholders in the first quarter of 2001 and $478 million in the first quarter of 2000. The decline from the first quarter of 2000 reflected a 50 percent reduction in the dividend rate to 24 cents per share, effective with the March 2001 dividend. This represented a dividend payout ratio on operating earnings of 38.71 percent in the first quarter of 2001 and 56.47 percent in the first quarter of 2000.

At March 31, 2001, stockholders' equity included $222 million in accumulated other comprehensive income, net, of which $145 million was related to the impact of derivative instruments, which are discussed further in the Risk Management and Accounting and Regulatory Matters sections.

SUBSIDIARY DIVIDENDS First Union National Bank is the largest source of parent company dividends. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well-capitalized level, at March 31, 2001, our subsidiaries had $934 million available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $379 million in dividends to the parent company in the first quarter of 2001.

REGULATORY CAPITAL At March 31, 2001, our tier 1 and total capital ratios were
7.18 percent and 11.33 percent, respectively, and 6.94 percent and 10.67 percent, respectively, at March 31, 2000. Our leverage ratio at March 31, 2001, was 5.88 percent and at March 31, 2000, 5.94 percent. At March 31, 2001, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks.

RISK MANAGEMENT

First Union is in the business of managing risk to create shareholder value. Our objective is to earn competitive returns from our various business activities at acceptable risk levels. This involves identifying and monitoring the risks, and ensuring that the risks taken are within prudent limits and that they are appropriately priced.

All of our credit, market and operational risk management activities are combined under the chief risk officer. The principal responsibility for risk management lies with our line management. The Risk Management Group, led by the chief risk officer, provides strategic risk direction and an independent check and balance on the risk taking activities of our business units. Key senior management committees have oversight responsibility for credit, market, operational, and asset and liability management risk. The Credit/Market Risk Committee of the Board of Directors has oversight of the broad risk policies and practices adopted by the senior management committees. The policies, strategies and methodologies underlying our management of credit, market, operational, liquidity and interest rate risk are discussed in more detail in our 2000 Annual Report on Form 10-K. Our credit risk management activities are addressed in the Asset Quality section.

MARKET RISK MANAGEMENT We trade a variety of debt securities and foreign exchange instruments, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management needs of our customers. We maintain diversified trading positions in the interest rate, equity and foreign exchange markets. Risk is controlled through the use of value-at-risk (VAR) limits and an active, independent monitoring process. Our policies provided for a 1-day VAR limit of $30 million for the first quarter of 2001.

We use the VAR methodology for measuring the market risk of our trading positions. This statistical methodology uses recent market volatility to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day and 10-day VAR at the 97.5 percent and 99 percent confidence levels, respectively. VAR is estimated using the variance-covariance methodology. The VAR model accounts for correlation among the various risk drivers and uses historical data from the most recent 252 trading days. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. The total 1-day VAR was $10 million at March 31, 2001, and $15 million at December 31, 2000, and primarily related to interest rate risk and equity risk. The high, low and average VARs in the first quarter of 2001 were $25 million, $8 million and $12 million, respectively.

INTEREST RATE RISK MANAGEMENT Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using combinations of financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines. The Asset/Liability Management Committee oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

In analyzing interest rate sensitivity for policy measurement, we compare our forecasted earnings per share in both a "high rate" and "low rate" scenario to base-line scenarios. One base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the next 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate" and the "flat rate" base-line scenarios. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

EARNINGS SENSITIVITY Our "flat rate" scenario holds the federal funds rate constant at 5.00 percent through March 2002. Based on our March 2001 outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), our earnings sensitivity model indicates earnings during the policy measurement period would be negatively affected by 3.1 percent. Our model indicates that earnings would benefit by 2.5 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario).

For our "most likely rate" scenario, we currently believe the market forward implied rate ("market rate") is the most appropriate. This scenario assumes the federal funds rate gradually declines to approximately 4.75 percent by the end of March 2002. Sensitivity to the "market rate" scenario is measured using a gradual 200 basis point increase over a 12-month period. Our model indicates that earnings would be negatively affected by 3.1 percent in a "high rate" scenario relative to the market rate over the policy period.

In addition to the standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other more extreme interest rate scenarios. These alternate "what if" scenarios may include interest rate paths that are higher, lower and more volatile than those used for policy measurement. We also perform our analysis for time periods that reach beyond the 12-month policy period. For example, based on our March 2001 outlook, if interest rates remain consistent with our "market rate" scenario until March 1, 2002, and then decrease by 200 basis points during 2002, earnings in 2002 would benefit by 0.1 percent.

While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings, and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

DERIVATIVE INSTRUMENTS USED FOR INTEREST RATE RISK MANAGEMENT As part of our overall interest rate risk management strategy, we use derivatives as a cost- and capital-efficient way to hedge certain assets, liabilities and forecasted transactions. We believe we have appropriately controlled the risk so that derivatives used for interest rate risk management will not have any significant unintended effect on corporate earnings. The impact of derivatives on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as other financial assets and liabilities.

On January 1, 2001, we adopted Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137 and SFAS 138, which establishes accounting and reporting standards for derivatives and hedging activities. The Accounting and Regulatory Matters section provides more information on SFAS 133. In anticipation of adopting this standard, we repositioned our portfolio of risk management derivatives in the fourth quarter of 2000, which involved terminating certain derivative contracts and reclassifying others as trading account assets. In accordance with the provisions of SFAS 133, we redesignated anew all hedging relationships on January 1, 2001.

At March 31, 2001, the fair value of derivatives used to manage our interest rate sensitivity was $626 million, based on a notional amount of $147 billion, and $761 million, based on a notional amount of $176 billion, at December 31, 2000. The net impact of hedge-related derivatives on the results of operations in the first quarter of 2001 amounted to a 14 basis point contribution to net interest margin and a net loss of $2 million in other fee income.

Although derivatives do not expose us to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in a derivative if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure. At March 31, 2001, the total mark-to-market related credit risk for derivative transactions in excess of counterparty thresholds was $1.0 billion. The fair value of collateral held exceeded the total mark-to-market related credit risk in excess of counterparty thresholds as of that date. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

ACCOUNTING AND REGULATORY MATTERS

In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which revises the criteria for accounting for securitizations and other transfers of financial assets and collateral, and introduces new disclosures. SFAS 140 replaces SFAS 125, which was issued in June 1996. The enhanced disclosure requirements were effective for year-end 2000. The other provisions of SFAS 140 apply prospectively to transfers of financial assets and extinguishments of liabilities occurring after March 31, 2001. Earlier or retroactive application is not permitted. The effect of SFAS 140 on the company is not expected to be material.

In 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which was amended by SFAS 137 and SFAS 138. These standards establish the accounting and reporting model for derivatives and hedging activities. SFAS 133 requires that all derivatives be recognized as assets or liabilities in the balance sheet and that these instruments be measured at fair value through adjustments to either other comprehensive income or to current earnings, depending on the purpose for which the derivative is held. SFAS 133 significantly changes the accounting for derivatives. Under SFAS 133, a derivative instrument can be designated as either a hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (a "fair value hedge"), a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (a "cash flow hedge"), or a foreign currency fair value or cash flow hedge (a "foreign currency hedge").

On January 1, 2001, we recorded the cumulative effect of adopting SFAS 133, which consisted of two components, one included in the results of operations and the other in other comprehensive income. The cumulative effect included in the results of operations represents the fair value of all derivatives that are designated as fair value hedges and the unrealized gain or loss on the related hedged assets and liabilities. This cumulative effect also included the fair value of freestanding derivatives and certain derivatives that are embedded in other contracts. This cumulative effect of adopting SFAS 133 that was recognized in the results of operations on January 1, 2001, amounted to a $3 million after-tax gain.

The cumulative effect of adopting SFAS 133 that was included in other comprehensive income on January 1, 2001, represented the fair value of all derivatives that were designated as cash flow hedges, which amounted to a net after-tax unrealized gain of $138 million, and the net after-tax unrealized gain related to the securities that were reclassified to securities available for sale was $53 million.

Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution are afforded a priority over other general unsecured claims against an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

In 1999, the Gramm-Leach-Bliley Financial Modernization Act of 1999 (Modernization Act) became law. The Modernization Act allows bank holding companies meeting management, capital and Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than was permissible before enactment, including underwriting insurance and making merchant banking investments in commercial and financial companies. It also allows insurers and other financial services companies to acquire banks; removes various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities activities. This part of the Modernization Act became effective in March 2000. In 2000, First Union became a financial holding company pursuant to the Modernization Act and is thereby permitted to engage in the broader range of activities that the Modernization Act permits.

The Modernization Act also modifies current law related to financial privacy and community reinvestment. The new privacy provisions will generally prohibit financial institutions, including First Union, from disclosing nonpublic personal financial information to non-affiliated third parties unless customers have the opportunity to "opt out" of the disclosure.

Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our financial condition or results of operations.

TABLE 1
SELECTED STATISTICAL DATA

-------------------------------------------------------------------------------------------------------------------------


                                                                     2001                                           2000
                                                              ------------  ---------------------------------------------

                                                                    FIRST      Fourth       Third     Second       First
(Dollars in millions, except per share data)                      QUARTER     Quarter     Quarter    Quarter     Quarter
-------------------------------------------------------------------------------------------------------------------------
PROFITABILITY (a)
Diluted earnings per share                                  $        0.62        0.69        0.71       0.73        0.85
Diluted earnings per share - cash earnings                  $        0.69        0.76        0.79       0.82        0.95
Return on average stockholders' equity                              15.64 %     15.36       15.76      17.74       20.31
Return on average tangible stockholders' equity - cash earnings     22.91       21.55       22.15      30.18       34.03
Net interest margin (b)                                              3.42        3.46        3.52       3.51        3.69
Fee and other income as % of total revenue                          47.13       47.38       46.93      47.50       48.08
Overhead efficiency ratio - cash earnings                           62.80 %     61.46       64.17      61.64       59.65
Operating leverage - cash earnings (c)                      $         (67)         31        (154)      (136)        (13)
Effective income tax rate                                           31.54 %     31.21       30.43      32.45       31.81
-------------------------------------------------------------------------------------------------------------------------
CAPITAL ADEQUACY
Tier 1 capital ratio                                                 7.18 %      7.02        7.00       6.65        6.94
Total capital ratio                                                 11.33 %     11.19       11.32      10.57       10.67
-------------------------------------------------------------------------------------------------------------------------
ASSET QUALITY
Allowance as % of loans, net                                         1.43 %      1.39        1.39       1.33        1.30
Allowance as % of nonperforming assets (d)                            132         135         181        193         139
Net charge-offs as % of average loans, net                           0.53        0.64        0.46       0.69        0.57
Nonperforming assets as % of loans, net,
  foreclosed properties and assets held for sale                     1.30 %      1.22        0.98       0.87        0.92
-------------------------------------------------------------------------------------------------------------------------
OTHER DATA
Employees                                                          69,368      69,971      70,533     72,890      72,016
Branches                                                            2,164       2,193       2,253      2,258       2,305
ATMs                                                                3,676       3,772       3,831      3,832       3,786
Shares outstanding (In thousands)                                 981,268     979,963     986,004    986,394     984,148
Common stock price                                          $       33.00       27.81       32.19      25.00       37.25
Market capitalization                                       $      32,382      27,253      31,739     24,660      36,660
=========================================================================================================================

(a) Based on operating earnings.
(b) Tax-equivalent.
(c) Incremental change on a quarter-to-quarter basis in net interest income and fee and other income, less noninterest expense, excluding goodwill and other intangible amortization.
(d) These ratios do not include nonperforming loans included in assets held for sale.

TABLE 2
SUMMARY INCOME, PER SHARE AND BALANCE SHEET DATA

----------------------------------------------------------------------------------------------------------------------


                                                                   2001                                          2000
                                                             -----------   -------------------------------------------

                                                                  FIRST      Fourth       Third     Second      First
(In millions, except per share data)                            QUARTER     Quarter     Quarter    Quarter    Quarter
----------------------------------------------------------------------------------------------------------------------
SUMMARIES OF INCOME
Interest income                                            $      4,025       4,264       4,465      4,492      4,313
======================================================================================================================
Interest income (a)                                        $      4,057       4,289       4,491      4,517      4,336
Interest expense                                                  2,323       2,532       2,631      2,587      2,347
----------------------------------------------------------------------------------------------------------------------
Net interest income (a)                                           1,734       1,757       1,860      1,930      1,989
Provision for loan losses                                           219         192         322      1,030        192
----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses (a)           1,515       1,565       1,538        900      1,797
Securities transactions - portfolio                                 (16)        (72)       (456)      (581)       (16)
Fee and other income                                              1,590       1,825       2,639      1,515      1,858
Restructuring and merger-related charges                              2          33          52      2,110         (5)
Other noninterest expense                                         2,207       2,344       2,396      2,393      2,387
----------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes (benefits) and
  cumulative effect of a change in accounting
  principle (a)                                                     880         941       1,273     (2,669)     1,257
Income taxes (benefits)                                             264         271         395       (495)       394
Tax-equivalent adjustment                                            32          25          26         25         23
----------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of a change in
  accounting principle                                              584         645         852     (2,199)       840
Cumulative effect of a change in the accounting for
  beneficial interests, net of tax                                    -         (46)          -          -          -
----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                          $        584         599         852     (2,199)       840
======================================================================================================================
PER SHARE DATA
Basic
  Income (loss) before change in accounting principle      $       0.60        0.66        0.87      (2.27)      0.86
  Net income (loss)                                                0.60        0.61        0.87      (2.27)      0.86
Diluted
  Income (loss) before change in accounting principle              0.59        0.65        0.86      (2.27)      0.85
  Net income (loss)                                                0.59        0.60        0.86      (2.27)      0.85
Cash dividends                                             $       0.24        0.48        0.48       0.48       0.48
Average shares - Basic (In thousands)                           967,671     969,097     971,453    969,707    972,174
Average shares - Diluted (In thousands)                         975,847     990,445     986,763    981,940    984,095
Average stockholders' equity
  Quarter-to-date                                          $     15,846      14,753      14,236     16,614     16,583
  Year-to-date                                                   15,846      15,541      15,805     16,599     16,583
Book value                                                        16.39       15.66       15.00      14.14      17.16
Common stock price
  High                                                            34.09       34.13       32.63      38.88      37.94
  Low                                                             27.81       24.00       25.00      25.00      28.44
  Period-end                                               $      33.00       27.81       32.19      25.00      37.25
    To earnings ratio (b)                                       (150.00)X    397.29      107.30      89.29      10.80
    To book value                                                   201 %       178         215        177        217
BALANCE SHEET DATA
Assets                                                     $    252,949     254,170     246,640    257,994    253,648
Long-term debt                                             $     36,092      35,809      36,258     33,140     33,043
======================================================================================================================

(a) Tax-equivalent.
(b) Based on diluted earnings per share.

TABLE 3
RESTRUCTURING CHARGES

-----------------------------------------------------------------------------------------------------------------------

                                                                                                                 THREE
                                                                                                                MONTHS
                                                                                                                 ENDED
                                                                                                             MARCH 31,
(In millions)                                                                                                     2001
-----------------------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGES (Includes merger-related charges)
Employee termination benefits                                                                             $          2
Other asset impairments                                                                                             (1)
Contract cancellations                                                                                              (1)
-----------------------------------------------------------------------------------------------------------------------
        Total restructuring charges                                                                                  -
Reversal of restructuring accruals related primarily to employee
  termination benefits                                                                                             (14)
-----------------------------------------------------------------------------------------------------------------------
        Net restructuring charges                                                                                  (14)
Merger-related charges                                                                                              16
-----------------------------------------------------------------------------------------------------------------------
        Total                                                                                             $          2
=======================================================================================================================


                                                          2000     March 1999
                                                     Strategic  Restructuring     CoreStates
(In millions)                                    Repositioning         Charge    Acquisition         Other        Total
-----------------------------------------------------------------------------------------------------------------------
ACTIVITY IN THE RESTRUCTURING
  ACCRUAL
  Balance, December 31, 2000                    $          249             30             33            30          342
  Cash payments                                            (34)            (1)             -            (2)         (37)
  Reversal of prior accruals                                 -            (14)             -             -          (14)
  Noncash write-downs and
    other adjustments                                      (14)            (1)             -             -          (15)
-----------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2001                         $          201             14             33            28          276
=======================================================================================================================

TABLE 4
BUSINESS SEGMENTS

----------------------------------------------------------------------------------------------------------------------

                                                                   2001                                          2000
                                                             -----------   -------------------------------------------

                                                                  FIRST      Fourth       Third     Second      First
(In millions)                                                   QUARTER     Quarter     Quarter    Quarter    Quarter
----------------------------------------------------------------------------------------------------------------------
GENERAL BANK COMBINED (a)
Net interest income                                        $      1,085       1,104       1,100      1,090      1,071
Fee and other income                                                340         351         347        295        299
Intersegment revenue                                                 25          25          24         25         26
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                             1,450       1,480       1,471      1,410      1,396
Provision for loan losses                                           101          73          51         46         38
Noninterest expense                                                 908         970         926        945        925
Income taxes                                                        149         142         163        137        142
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $        292         295         331        282        291
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                   36.62  %    33.44       33.97      29.01      30.55
Overhead efficiency ratio                                         61.41  %    63.99       61.56      65.51      64.78
Economic profit                                            $        218         198         214        165        173
Average loans, net                                               63,596      61,735      60,029     58,105     56,491
Average core deposits                                            98,535      98,184      97,186     97,499     97,552
Economic capital                                           $      3,586       3,692       3,897      3,918      3,766
======================================================================================================================
CONSUMER
Net interest income                                        $        756         757         760        758        737
Fee and other income                                                259         268         252        232        218
Intersegment revenue                                                 12          12          12         13         13
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                             1,027       1,037       1,024      1,003        968
Provision for loan losses                                            59          34          31         25         25
Noninterest expense                                                 696         728         710        717        708
Income taxes                                                         94          94          97         90         80
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $        178         181         186        171        155
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                   42.35  %    40.08       36.84      33.05      32.83
Overhead efficiency ratio                                         66.60  %    69.01       68.11      70.26      71.83
Economic profit                                            $        146         134         132        114        103
Average loans, net                                               33,300      32,136      30,765     29,324     27,779
Average core deposits                                            80,249      79,897      79,504     79,838     79,553
Economic capital                                           $      1,955       1,914       2,129      2,188      2,007
======================================================================================================================

(a) General Bank Combined represents the consolidation of the General Bank's Consumer, Commercial and Small Business lines of business.


                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

----------------------------------------------------------------------------------------------------------------------

                                                                   2001                                          2000
                                                             -----------   -------------------------------------------

                                                                  FIRST      Fourth       Third     Second      First
(In millions)                                                   QUARTER     Quarter     Quarter    Quarter    Quarter
======================================================================================================================
COMMERCIAL
Net interest income                                        $        170         177         170        169        174
Fee and other income                                                 29          30          27         26         32
Intersegment revenue                                                 12          13          12         12         12
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                               211         220         209        207        218
Provision for loan losses                                            21          30          16         18          9
Noninterest expense                                                 127         156         134        144        135
Income taxes                                                         18           4          15          9         20
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $         45          30          44         36         54
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                   15.47  %    10.46       12.14      10.31      13.79
Overhead efficiency ratio                                         58.06  %    66.93       61.75      66.21      59.48
Economic profit                                            $         10          (5)          -         (5)         6
Average loans, net                                               22,976      22,472      22,076     21,926     22,047
Average core deposits                                             9,601       9,267       8,708      8,767      9,184
Economic capital                                           $      1,114       1,247       1,227      1,219      1,249
======================================================================================================================
SMALL BUSINESS
Net interest income                                        $        159         170         170        163        160
Fee and other income                                                 52          53          68         37         49
Intersegment revenue                                                  1           -           -          -          1
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                               212         223         238        200        210
Provision for loan losses                                            21           9           4          3          4
Noninterest expense                                                  85          86          82         84         82
Income taxes                                                         37          44          51         38         42
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $         69          84         101         75         82
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                   60.52  %    63.41       72.20      56.30      62.70
Overhead efficiency ratio                                         39.65  %    38.53       34.18      42.02      39.04
Economic profit                                            $         62          69          82         56         64
Average loans, net                                                7,320       7,127       7,188      6,855      6,665
Average core deposits                                             8,685       9,020       8,974      8,894      8,815
Economic capital                                           $        517         531         541        511        510
======================================================================================================================


                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

----------------------------------------------------------------------------------------------------------------------

                                                                   2001                                          2000
                                                             -----------   -------------------------------------------

                                                                  FIRST      Fourth       Third     Second      First
(In millions)                                                   QUARTER     Quarter     Quarter    Quarter    Quarter
----------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT COMBINED (a)
Net interest income                                        $         78          89          87         91         90
Fee and other income                                                765         777         761        752        851
Intersegment revenue                                                (12)        (12)        (13)       (13)       (13)
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                               831         854         835        830        928
Provision for loan losses                                             -           -           -          -          -
Noninterest expense                                                 658         650         647        619        708
Income taxes                                                         60          70          64         72         75
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $        113         134         124        139        145
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                   45.96  %    54.39       50.08      56.91      54.57
Overhead efficiency ratio                                         79.12  %    76.09       77.37      74.56      76.26
Economic profit                                            $         83         103          94        108        112
Average loans, net                                                4,535       4,424       4,295      4,250      4,026
Average core deposits                                             8,004       7,879       7,935      7,888      7,740
Economic capital                                                    987         971         977        972      1,059
Assets under management                                    $    168,343     170,730     173,145    165,630    175,000
======================================================================================================================
RETAIL BROKERAGE SERVICES
Net interest income                                        $         36          41          38         38         39
Fee and other income                                                492         491         480        485        581
Intersegment revenue                                                (11)        (12)        (12)       (13)       (13)
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                               517         520         506        510        607
Provision for loan losses                                             -           -           -          -          -
Noninterest expense                                                 451         442         446        424        512
Income taxes                                                         23          27          21         29         32
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $         43          51          39         57         63
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                   26.57  %    32.01       23.99      35.70      34.29
Overhead efficiency ratio                                         87.39  %    84.95       88.26      82.95      84.21
Economic profit                                            $         23          32          19         38         41
Average loans, net                                                    1           -           1          -          1
Average core deposits                                               104          79          70         74        116
Economic capital                                           $        650         640         646        645        739
======================================================================================================================
ASSET MANAGEMENT
Net interest income                                        $        (11)         (9)         (8)        (6)        (5)
Fee and other income                                                156         162         164        152        156
Intersegment revenue                                                  -           -           -          -          -
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                               145         153         156        146        151
Provision for loan losses                                             -           -           -          -          -
Noninterest expense                                                  89          95          88         87         91
Income taxes                                                         20          20          23         20         21
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $         36          38          45         39         39
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                  121.77  %   121.95      142.18     128.70     131.45
Overhead efficiency ratio                                         61.62  %    61.87       56.49      59.37      60.43
Economic profit                                            $         33          35          41         35         36
Average loans, net                                                    1           -           -          -          -
Average core deposits                                                 5           -           -          -          -
Economic capital                                           $        121         125         125        122        120
======================================================================================================================


(a) Capital Management Combined represents the consolidation of Capital Management's Retail Brokerage Services, Asset Management, and Wealth and Trust Services lines of business, and Other, which primarily serves to eliminate intersegment revenue.


                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

----------------------------------------------------------------------------------------------------------------------

                                                                   2001                                          2000
                                                             -----------   -------------------------------------------

                                                                  FIRST      Fourth       Third     Second      First
(In millions)                                                   QUARTER     Quarter     Quarter    Quarter    Quarter
======================================================================================================================
WEALTH AND TRUST SERVICES
Net interest income                                        $         52          55          56         57         55
Fee and other income                                                128         133         130        129        131
Intersegment revenue                                                 (1)         (1)         (1)        (1)        (1)
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                               179         187         185        185        185
Provision for loan losses                                             -           -           -          -          -
Noninterest expense                                                 127         122         121        118        124
Income taxes                                                         18          21          22         23         20
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $         34          44          42         44         41
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                   61.62  %    79.97       77.82      84.15      77.49
Overhead efficiency ratio                                         70.46  %    64.94       65.45      63.47      66.71
Economic profit                                            $         27          36          34         37         33
Average loans, net                                                4,533       4,423       4,295      4,249      4,026
Average core deposits                                             7,895       7,800       7,865      7,814      7,625
Economic capital                                           $        218         209         208        207        205
======================================================================================================================
OTHER
Net interest income                                        $          1           2           1          2          1
Fee and other income                                                (11)         (9)        (13)       (14)       (17)
Intersegment revenue                                                  -           1           -          1          1
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                               (10)         (6)        (12)       (11)       (15)
Provision for loan losses                                             -           -           -          -          -
Noninterest expense                                                  (9)         (9)         (8)       (10)       (19)
Income taxes                                                         (1)          2          (2)         -          2
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $          -           1          (2)        (1)         2
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                       -  %        -           -          -          -
Overhead efficiency ratio                                             -  %        -           -          -          -
Economic profit                                            $          -           -           -         (2)         2
Average loans, net                                                    -           1          (1)         1         (1)
Average core deposits                                                 -           -           -          -         (1)
Economic capital                                           $         (2)         (3)         (2)        (2)        (5)
======================================================================================================================


                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

----------------------------------------------------------------------------------------------------------------------

                                                                   2001                                          2000
                                                             -----------   -------------------------------------------

                                                                  FIRST      Fourth       Third     Second      First
(In millions)                                                   QUARTER     Quarter     Quarter    Quarter    Quarter
----------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS COMBINED (a)
Net interest income                                        $        426         410         393        371        397
Fee and other income                                                312         267         362        533        544
Intersegment revenue                                                (12)        (13)        (12)       (12)       (12)
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                               726         664         743        892        929
Provision for loan losses                                            70         124          83        126         89
Noninterest expense                                                 467         429         529        479        454
Income taxes                                                         39         (50)         19         72        108
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $        150         161         112        215        278
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                   10.46  %    13.22        8.67      17.96      22.33
Overhead efficiency ratio                                         60.84  %    53.38       67.30      51.13      46.83
Economic profit                                            $        (24)         19         (52)        87        141
Average loans, net                                               42,642      42,325      42,452     43,069     41,560
Average core deposits                                             9,472       9,251       9,099      8,928      9,210
Economic capital                                           $      6,282       6,252       6,127      5,871      5,480
======================================================================================================================
INVESTMENT BANKING
Net interest income                                        $         83          62          51         44         64
Fee and other income                                                147         100         202        377        382
Intersegment revenue                                                 (4)         (4)         (2)        (2)        (3)
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                               226         158         251        419        443
Provision for loan losses                                            (1)          1           3         12         33
Noninterest expense                                                 228         207         269        255        232
Income taxes                                                        (26)       (105)        (33)        26         37
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $         25          55          12        126        141
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                    3.03  %     7.92        1.76      22.06      29.73
Overhead efficiency ratio                                         86.07  %    69.59       91.32      54.87      48.04
Economic profit                                            $        (61)        (27)        (67)        60         95
Average loans, net                                                5,775       6,554       6,557      6,707      6,928
Average core deposits                                             2,002       1,866       1,737      1,625      1,562
Economic capital                                           $      2,752       2,645       2,598      2,384      2,145
======================================================================================================================
CORPORATE BANKING
Net interest income                                        $        343         348         342        327        333
Fee and other income                                                165         167         160        156        162
Intersegment revenue                                                 (8)         (9)        (10)       (10)        (9)
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                               500         506         492        473        486
Provision for loan losses                                            71         123          80        114         56
Noninterest expense                                                 239         222         260        224        222
Income taxes                                                         65          55          52         46         71
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $        125         106         100         89        137
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                   16.25  %    17.10       13.75      15.16      17.56
Overhead efficiency ratio                                         47.47  %    43.83       52.95      47.46      45.64
Economic profit                                            $         37          46          15         27         46
Average loans, net                                               36,867      35,771      35,895     36,362     34,632
Average core deposits                                             7,470       7,385       7,362      7,303      7,648
Economic capital                                           $      3,530       3,607       3,529      3,487      3,335
======================================================================================================================

(a) Capital Markets Combined represents the consolidation of Capital Markets' Investment Banking and Corporate Banking lines of business.


                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

----------------------------------------------------------------------------------------------------------------------

                                                                   2001                                          2000
                                                             -----------   -------------------------------------------

                                                                  FIRST      Fourth       Third     Second      First
(In millions)                                                   QUARTER     Quarter     Quarter    Quarter    Quarter
----------------------------------------------------------------------------------------------------------------------
PARENT
Net interest income                                        $        113         129         254        353        408
Fee and other income                                                129         187         175        166        148
Intersegment revenue                                                 (1)          -           1          -         (1)
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                               241         316         430        519        555
Provision for loan losses                                            48          (5)          8         56         65
Noninterest expense                                                 105          83         226        323        300
Income taxes                                                         33         147          61         62         66
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                 $         55          91         135         78        124
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                   35.35  %    34.40       40.97      25.16      40.63
Overhead efficiency ratio                                         18.91  %     2.25       36.62      45.77      37.47
Economic profit                                            $         94          90         137         89        154
Average loans, net                                                9,077      11,609      16,699     27,190     29,404
Average core deposits                                             2,181       3,630       3,854      3,941      3,570
Economic capital                                           $      1,651       1,590       1,881      2,708      2,174
======================================================================================================================
CONSOLIDATED
Net interest income                                        $      1,702       1,732       1,834      1,905      1,966
Fee and other income                                              1,546       1,582       1,645      1,746      1,842
Intersegment revenue                                                  -           -           -          -          -
----------------------------------------------------------------------------------------------------------------------
        Total revenue                                             3,248       3,314       3,479      3,651      3,808
Provision for loan losses                                           219         192         142        228        192
Noninterest expense                                               2,138       2,132       2,328      2,366      2,387
Income taxes                                                        281         309         307        343        391
----------------------------------------------------------------------------------------------------------------------
        Operating earnings                                          610         681         702        714        838
----------------------------------------------------------------------------------------------------------------------
Adjustments from operating
  earnings to net income
    Restructuring, merger-related
      and other charges/gains
        Provision for loan losses                                     -           -        (180)      (802)         -
        Fee and other income                                         28         171         538       (812)         -
        Noninterest expense                                         (71)       (245)       (120)    (2,137)         5
        Income tax benefit (expense)                                 17          38         (88)       838         (3)
----------------------------------------------------------------------------------------------------------------------
  After-tax restructuring, merger-
    related and other charges/gains                                 (26)        (36)        150     (2,913)         2
----------------------------------------------------------------------------------------------------------------------
  Income before cumulative
    effect of a change in accounting
    principle                                                       584         645         852     (2,199)       840
  Cumulative effect of a change in
    the accounting for beneficial
    interests, net of tax                                             -         (46)          -          -          -
----------------------------------------------------------------------------------------------------------------------
        Net income                                         $        584         599         852     (2,199)       840
----------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                                   24.05  %    25.08       24.18      25.43      30.73
Overhead efficiency ratio                                         62.80  %    61.46       64.17      61.64      59.65
Economic profit                                            $        371         410         393        449        580
Average loans, net                                              119,850     120,093     123,475    132,614    131,481
Average core deposits                                           118,192     118,944     118,074    118,256    118,072
Economic capital                                           $     12,506      12,505      12,882     13,469     12,479
======================================================================================================================

                                                                     (Continued)
                                       27

TABLE 4
BUSINESS SEGMENTS

-----------------------------------------------------------------------------------------------------------------------------

                                                                                           THREE MONTHS ENDED MARCH 31, 2001
                                              -------------------------------------------------------------------------------

                                                                                                RESTRUCTURING,
                                                                                                       MERGER-
                                                                                                       RELATED
                                                                                                     AND OTHER
                                                GENERAL         CAPITAL      CAPITAL                  CHARGES/
(In millions)                                      BANK      MANAGEMENT      MARKETS      PARENT      GAINS (a)        TOTAL
-----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Net interest income                         $     1,085              78          426         113             -         1,702
Fee and other income                                340             765          312         129            28         1,574
Intersegment revenue                                 25             (12)         (12)         (1)            -             -
-----------------------------------------------------------------------------------------------------------------------------
        Total revenue                             1,450             831          726         241            28         3,276
Provision for loan losses                           101               -           70          48             -           219
Noninterest expense                                 908             658          467         105            71         2,209
Income taxes                                        149              60           39          33           (17)          264
-----------------------------------------------------------------------------------------------------------------------------
        Net income                          $       292             113          150          55           (26)          584
-----------------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                   36.62  %        45.96        10.46       35.35             -         24.05
Overhead efficiency ratio                         61.41  %        79.12        60.84       18.91             -         62.80
Economic profit                             $       218              83          (24)         94             -           371
Average loans, net                               63,596           4,535       42,642       9,077             -       119,850
Average core deposits                            98,535           8,004        9,472       2,181             -       118,192
Economic capital                            $     3,586             987        6,282       1,651             -        12,506
=============================================================================================================================

(a) See "Restructuring and Other Charges and Gains" on page 4 of Management's Analysis of Operations and the Consolidated Condensed Statement of Income on page 41 for information related to the restructuring charges and gains.

                                                                                           Three Months Ended March 31, 2000
                                              -------------------------------------------------------------------------------

                                                                                                Restructuring,
                                                                                                       Merger-
                                                                                                       Related
                                                                                                     and Other
                                                General         Capital      Capital                  Charges/
(In millions)                                      Bank      Management      Markets      Parent         Gains         Total
-----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Net interest income                         $     1,071              90          397         408             -         1,966
Fee and other income                                299             851          544         148             -         1,842
Intersegment revenue                                 26             (13)         (12)         (1)            -             -
-----------------------------------------------------------------------------------------------------------------------------
        Total revenue                             1,396             928          929         555             -         3,808
Provision for loan losses                            38               -           89          65             -           192
Noninterest expense                                 925             708          454         300            (5)        2,382
Income taxes                                        142              75          108          66             3           394
-----------------------------------------------------------------------------------------------------------------------------
        Net income                          $       291             145          278         124             2           840
-----------------------------------------------------------------------------------------------------------------------------
Risk adjusted return on capital                   30.55  %        54.57        22.33       40.63             -         30.73
Overhead efficiency ratio                         64.78  %        76.26        46.83       37.47             -         59.65
Economic profit                             $       173             112          141         154             -           580
Average loans, net                               56,491           4,026       41,560      29,404             -       131,481
Average core deposits                            97,552           7,740        9,210       3,570             -       118,072
Economic capital                            $     3,766           1,059        5,480       2,174             -        12,479
=============================================================================================================================

TABLE 5
FEE AND OTHER INCOME - CAPITAL MARKETS

------------------------------------------------------------------------------------------------------------------------

                                                                    2001                                           2000
                                                             ------------   --------------------------------------------

                                                                   FIRST      Fourth       Third     Second       First
(In millions)                                                    QUARTER     Quarter     Quarter    Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------
INVESTMENT BANKING
Agency                                                     $          44         120          86        116         111
Principal investing                                                  (43)        (43)         34        205         199
Fixed income                                                         165          87          93         74          88
Affordable housing                                                   (19)        (64)        (11)       (18)        (16)
------------------------------------------------------------------------------------------------------------------------
        Total                                                        147         100         202        377         382
Intersegment revenue                                                  (4)         (4)         (2)        (2)         (3)
------------------------------------------------------------------------------------------------------------------------
        Total Investment Banking Unit                                143          96         200        375         379
------------------------------------------------------------------------------------------------------------------------
CORPORATE BANKING
Lending                                                               58          70          62         34          60
Leasing                                                               45          37          35         63          45
International                                                         62          60          63         59          57
------------------------------------------------------------------------------------------------------------------------
        Total                                                        165         167         160        156         162
Intersegment revenue                                                  (8)         (9)        (10)       (10)         (9)
------------------------------------------------------------------------------------------------------------------------
        Total Corporate Banking Unit                                 157         158         150        146         153
------------------------------------------------------------------------------------------------------------------------
        Total fee and other income - Capital Markets       $         300         254         350        521         532
========================================================================================================================


(a) The aggregate amounts of trading account profits included in this table in the first quarter of 2001 and in the fourth, third, second and first quarters of 2000 were $83 million, $57 million, $70 million, $73 million and $98 million, respectively.



TABLE 6
SELECTED RATIOS

------------------------------------------------------------------------------------------------------------------------

                                                                    2001                                           2000
                                                             ------------   --------------------------------------------

                                                                   FIRST      Fourth       Third     Second       First
(In millions)                                                    QUARTER     Quarter     Quarter    Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (a)
Assets to stockholders' equity                                     15.49 X     16.23       17.34      15.38       14.97
Return on assets                                                    0.97 %      1.00        1.37      (3.46)       1.36
Return on stockholders' equity                                     14.95 %     16.15       23.81     (53.24)      20.38
========================================================================================================================
DIVIDEND PAYOUT RATIOS ON
Operating earnings                                                 38.71 %     69.57       67.42      65.75       56.47
Net income (b)                                                     40.68 %     80.00       55.59          -       56.47
========================================================================================================================
OTHER RATIOS
Operating earnings
  Return on assets                                                  1.01 %      1.12        1.12       1.13        1.36
  Return on stockholders' equity                                   15.64 %     15.36       15.76      17.74       20.31
========================================================================================================================


(a) Based on average balances and net income.
(b) Dividend payout ratios are not presented for periods in which there is a net loss.

TABLE 7
SECURITIES (a)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    MARCH 31, 2001
                               ----------------------------------------------------------------------------------------------------


                                                                                         GROSS UNREALIZED                  AVERAGE
                                 1 YEAR         1-5      5-10    AFTER 10              --------------------  AMORTIZED    MATURITY
(In millions)                   OR LESS       YEARS     YEARS       YEARS       TOTAL    GAINS     LOSSES         COST    IN YEARS
-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                 $       -           2         2         243         247        -         13          260       26.40
U.S. Government agencies             40      13,302    12,579           -      25,921      161        263       26,023        5.61
Asset-backed                         65      10,620     6,036         338      17,059      214         19       16,864        4.35
State, county and municipal          37         150       350       1,446       1,983      166          2        1,819       21.87
Sundry                              319         589     3,951       1,459       6,318       67         85        6,336        8.11
-----------------------------------------------------------------------------------------------------------------------
        Total market value    $     461      24,663    22,918       3,486      51,528      608        382       51,302        6.14
===================================================================================================================================
MARKET VALUE
Debt securities               $     461      24,663    22,916       2,347      50,387      602        361       50,146
Equity securities                     -           -         2       1,139       1,141        6         21        1,156
-----------------------------------------------------------------------------------------------------------------------
        Total market value    $     461      24,663    22,918       3,486      51,528      608        382       51,302
=======================================================================================================================
AMORTIZED COST
Debt securities               $     460      24,412    22,995       2,280      50,147
Equity securities                     -           -         2       1,153       1,155
--------------------------------------------------------------------------------------
        Total amortized cost  $     460      24,412    22,997       3,433      51,302
======================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                       -  %     4.98      8.04        5.33        5.34
  U.S. Government agencies         6.80        6.92      6.35           -        6.64
  Asset-backed                    10.44        9.32      7.17        8.13        8.54
  State, county and municipal      8.72        9.85     10.84        7.13        7.98
  Sundry                           8.38        7.52      7.54        5.56        7.11
  Consolidated                     8.56  %     7.98      6.83        6.41        7.36
======================================================================================


(a) At March 31, 2001, all securities are classified as available for sale.

    Securities with an aggregate amortized cost of $25.6 billion at March 31, 2001, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
    Included in "Sundry" are $3.5 billion of securities denominated in currencies other than the U.S. dollar. These securities had a weighted average maturity of 8.71 years and a weighted average yield of 6.91 percent.
    Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
    Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
    At March 31, 2001, there were forward commitments to purchase securities at a cost which approximates a market value of $47 million, and commitments to sell securities at a cost which approximates a market value of $47 million.
    Gross gains and losses realized on the sale of debt securities for the three months ended March 31, 2001, were $44 million and $42 million, respectively, and gross gains and losses realized on equity securities were $3 million and $21 million, respectively.

TABLE 8
LOANS - ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

--------------------------------------------------------------------------------------------------------------------

                                                                 2001                                          2000
                                                           -----------   -------------------------------------------

                                                                FIRST      Fourth      Third      Second      First
(In millions)                                                 QUARTER     Quarter    Quarter     Quarter    Quarter
--------------------------------------------------------------------------------------------------------------------
ON-BALANCE SHEET LOAN PORTFOLIO
  COMMERCIAL
  Commercial, financial and agricultural                  $    52,687      54,207     53,325      53,870     54,082
  Real estate - construction and other                          3,345       3,104      2,751       2,600      2,344
  Real estate - mortgage                                        9,187       9,218      9,286       9,239      9,275
  Lease financing                                              16,625      15,465     13,997      13,181     12,511
  Foreign                                                       5,396       5,453      5,548       4,956      4,587
--------------------------------------------------------------------------------------------------------------------
        Total commercial                                       87,240      87,447     84,907      83,846     82,799
--------------------------------------------------------------------------------------------------------------------
  CONSUMER
  Real estate - mortgage                                       17,678      17,708     19,108      25,204     27,528
  Installment loans (a)                                        23,253      22,972     22,634      21,797     26,897
  Vehicle leasing                                               1,640       2,115      2,600       3,112      3,822
--------------------------------------------------------------------------------------------------------------------
        Total consumer                                         42,571      42,795     44,342      50,113     58,247
--------------------------------------------------------------------------------------------------------------------
        Total loans                                           129,811     130,242    129,249     133,959    141,046
  Unearned income                                               6,958       6,482      5,830       5,600      5,243
--------------------------------------------------------------------------------------------------------------------
        Loans, net (on-balance sheet)                     $   122,853     123,760    123,419     128,359    135,803
====================================================================================================================

MANAGED PORTFOLIO
--------------------------------------------------------------------------------------------------------------------
COMMERCIAL
On-balance sheet loan portfolio                           $    87,240      87,447     84,907      83,846     82,799
Securitized loans - off-balance sheet                           2,190       2,259      1,117       1,139      1,173
Securitized loans included in other assets                      3,447       2,618      2,953       2,220      1,879
Loans held for sale included in other assets                    1,296         953      1,994       2,378      2,195
--------------------------------------------------------------------------------------------------------------------
        Total commercial                                       94,173      93,277     90,971      89,583     88,046
--------------------------------------------------------------------------------------------------------------------
CONSUMER
Real estate - mortgage
  On-balance sheet loan portfolio                              17,678      17,708     19,108      25,204     27,528
  Securitized loans included in securities                      3,081       3,455      3,711         408        492
  Loans held for sale included in other assets                  1,933       1,111        802         782      1,341
--------------------------------------------------------------------------------------------------------------------
        Total real estate - mortgage                           22,692      22,274     23,621      26,394     29,361
--------------------------------------------------------------------------------------------------------------------
Installment loans (a)
  On-balance sheet loan portfolio                              23,253      22,972     22,634      21,797     26,897
  Securitized loans - off-balance sheet                        13,229      11,862     11,883      16,342     17,259
  Securitized loans included in securities                     10,173       9,292      9,735       9,200      8,584
  Loans held for sale included in other assets                  3,561       6,082      6,295       7,476      1,339
--------------------------------------------------------------------------------------------------------------------
        Total installment loans                                50,216      50,208     50,547      54,815     54,079
--------------------------------------------------------------------------------------------------------------------
Vehicle leasing - on-balance sheet loan portfolio               1,640       2,115      2,600       3,112      3,822
--------------------------------------------------------------------------------------------------------------------
        Total consumer                                         74,548      74,597     76,768      84,321     87,262
--------------------------------------------------------------------------------------------------------------------
        Total managed portfolio                           $   168,721     167,874    167,739     173,904    175,308
====================================================================================================================

SERVICING PORTFOLIO
Commercial                                                $    38,343      31,028     29,739      29,000     28,985
Consumer                                                  $     2,123       2,964      1,352      37,722     37,108
====================================================================================================================


(a) Installment loans include credit card, instant cash reserve, signature and First Choice.

TABLE 9
LOANS HELD FOR SALE

------------------------------------------------------------------------------------------------------------------------

                                                                    2001                                           2000
                                                             ------------   --------------------------------------------

                                                                   FIRST      Fourth       Third     Second       First
(In millions)                                                    QUARTER     Quarter     Quarter    Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------
2000 STRATEGIC REPOSITIONING
Balance, beginning of period                                $      4,263       4,983       6,326          -           -
Loans transferred to assets held for sale                              -           -         719      7,182           -
Allowance for loan losses related to loans transferred
  to assets held for sale                                              -           2        (166)      (856)          -
Lower of cost or market valuation adjustments                        (50)       (111)          -          -           -
Loans sold                                                        (3,327)       (289)     (1,756)         -           -
Other, net (a)                                                      (197)       (322)       (140)         -           -
------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                               689       4,263       4,983      6,326           -
------------------------------------------------------------------------------------------------------------------------
OTHER (B)
Balance, beginning of period                                       3,883       4,108       4,310      4,875       4,866
Originations                                                       4,773       2,701       2,495      1,568       1,781
Loans transferred from assets held for sale, net                     282        (556)        (24)      (515)       (298)
Allowance for loan losses related to loans transferred
  to assets held for sale                                              (23)        -           -          -           -
Lower of cost or market valuation adjustments                        (30)        (33)        (46)       (53)        (31)
Loans sold                                                        (2,628)     (2,204)     (2,587)    (1,408)     (1,397)
Other, net (a)                                                      (156)       (133)        (40)      (157)        (46)
------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                             6,101       3,883       4,108      4,310       4,875
------------------------------------------------------------------------------------------------------------------------
Loans held for sale, end of period                          $      6,790       8,146       9,091     10,636       4,875
========================================================================================================================


(a) Other, net represents primarily loan payments.
(b) Other, net includes primarily student, mortgage warehouse, home equity and syndication loans.

TABLE 10
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

------------------------------------------------------------------------------------------------------------------

                                                                 2001                                        2000
                                                          ------------  ------------------------------------------

                                                                FIRST     Fourth      Third     Second      First
(In millions)                                                 QUARTER    Quarter    Quarter    Quarter    Quarter
------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period                             $      1,722      1,720      1,706      1,760      1,757
Provision for loan losses                                         219        192        322      1,030        192
Allowance relating to loans transferred
   to other assets or sold                                        (23)         2       (166)      (856)         -
Loan losses, net                                                 (159)      (192)      (142)      (228)      (189)
------------------------------------------------------------------------------------------------------------------
Balance, end of period                                   $      1,759      1,722      1,720      1,706      1,760
==================================================================================================================
as a % of loans, net                                             1.43 %     1.39       1.39       1.33       1.30
==================================================================================================================
as a % of nonaccrual and restructured loans (a)                   143 %      146        202        215        150
==================================================================================================================
as a % of nonperforming assets (a)                                132 %      135        181        193        139
==================================================================================================================
LOAN LOSSES
Commercial, financial and agricultural                   $        121        159        108        157        107
Real estate - commercial construction and mortgage                  4          7          3          1          2
Real estate - residential mortgage                                  1          3          1          5          4
Installment loans and vehicle leasing (b)                          63         52         53        101        104
------------------------------------------------------------------------------------------------------------------
        Total loan losses                                         189        221        165        264        217
------------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                             16         12         10         21         10
Real estate - commercial construction and mortgage                  1          1          1          -          1
Real estate - residential mortgage                                  -          -          1          1          -
Installment loans and vehicle leasing (b)                          13         16         11         14         17
------------------------------------------------------------------------------------------------------------------
        Total loan recoveries                                      30         29         23         36         28
------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                 $        159        192        142        228        189
==================================================================================================================
Commercial loan net charge-offs as %
  of average commercial loans, net (c)                           0.56 %     0.80       0.53       0.73       0.53
Consumer loan net charge-offs as %
  of average consumer loans, net (c)                             0.48       0.36       0.35       0.63       0.64
Total net charge-offs as % of average loans, net (c)             0.53 %     0.64       0.46       0.69       0.57
==================================================================================================================
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial, financial and agricultural                 $        993        884        596        562        729
  Real estate - commercial construction and mortgage               33         55         58         59         62
  Real estate - residential mortgage                               74         63         52         28        148
Installment loans and vehicle leasing (b)                         131        174        148        142        236
------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                  1,231      1,176        854        791      1,175
Foreclosed properties (d)                                         106        103         97         93         95
------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                       $      1,337      1,279        951        884      1,270
==================================================================================================================
Nonperforming loans included in assets held for sale (e) $        344        334        349        331         30
Nonperforming assets included in loans and in assets
  held for sale                                          $      1,681      1,613      1,300      1,215      1,300
==================================================================================================================
as % of loans, net, and foreclosed properties (a)                1.09 %     1.03       0.77       0.69       0.93
==================================================================================================================
as % of loans, net, foreclosed properties and loans in
  other assets as held for sale (e)                              1.30 %     1.22       0.98       0.87       0.92
==================================================================================================================
Accruing loans past due 90 days                          $        220        183        145         84        134
==================================================================================================================


(a) These ratios do not include nonperforming loans included in assets held for sale.
(b) Installment loans and vehicle leasing include loan losses, loan recoveries and nonperforming assets related to credit card, instant cash reserve, signature and First Choice.
(c) Annualized.
(d) Restructured loans are not significant.
(e) These ratios reflect nonperforming loans included in assets held for sale. Assets held for sale are recorded at the lower of cost or market value, and accordingly, the amount shown and included in the ratios is net of the transferred allowance for loan losses and the lower of cost or market valuation adjustments.

TABLE 11
NONPERFORMING ASSETS ACTIVITY (A)

------------------------------------------------------------------------------------------------------------------------

                                                                    2001                                           2000
                                                             ------------   --------------------------------------------

                                                                   FIRST      Fourth       Third     Second       First
(In millions)                                                    QUARTER     Quarter     Quarter    Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                                $      1,279         951         884      1,270       1,066
------------------------------------------------------------------------------------------------------------------------
Commercial loan activity
  New nonaccrual loans                                               251         481         217        242         303
  Advances                                                            15           6           6          -           -
  Charge-offs                                                        (69)       (112)        (27)       (93)        (70)
  Transfers (to) from assets held for sale                             -          11         (46)      (223)          -
  Payments                                                           (59)        (22)        (29)       (11)         (5)
  Sales                                                                -         (15)          -          -           -
  Other (activity under $5 million)                                  (53)        (69)        (93)       (78)        (40)
------------------------------------------------------------------------------------------------------------------------
        Commercial loan activity                                      85         280          28       (163)        188
------------------------------------------------------------------------------------------------------------------------
Consumer loan activity
  Transfers to assets held for sale                                  (90)          -           -       (243)          -
  Other, net                                                          63          48          39         20          16
------------------------------------------------------------------------------------------------------------------------
        Consumer loan activity                                       (27)         48          39       (223)         16
------------------------------------------------------------------------------------------------------------------------
        Change in nonperforming assets                                58         328          67       (386)        204
------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                      $      1,337       1,279         951        884       1,270
========================================================================================================================

(a) Excludes nonperforming loans included in assets held for sale.


Table 12
GOODWILL AND OTHER INTANGIBLE ASSETS

------------------------------------------------------------------------------------------------------------------------

                                                                    2001                                           2000
                                                             ------------   --------------------------------------------

                                                                   FIRST      Fourth       Third     Second       First
(In millions)                                                    QUARTER     Quarter     Quarter    Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------
Goodwill                                                    $      3,524       3,481       3,551      3,510       5,065
Deposit base premium                                                 157         174         195        215         236
Origination network                                                    -           -           -          -         269
Other                                                                  9           9          10         11          11
------------------------------------------------------------------------------------------------------------------------
        Total goodwill and other intangible assets          $      3,690       3,664       3,756      3,736       5,581
========================================================================================================================


TABLE 13
DEPOSITS

------------------------------------------------------------------------------------------------------------------------

                                                                    2001                                           2000
                                                             ------------  ---------------------------------------------

                                                                   FIRST      Fourth       Third     Second       First
(In millions)                                                    QUARTER     Quarter     Quarter    Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing                                        $      28,582      30,315      28,501     30,229      29,885
Savings and NOW accounts                                          37,599      36,215      34,620     35,346      36,955
Money market accounts                                             20,737      20,630      18,382     17,988      18,207
Other consumer time                                               33,868      35,223      36,814     35,789      34,881
------------------------------------------------------------------------------------------------------------------------
        Total core deposits                                      120,786     122,383     118,317    119,352     119,928
OTHER DEPOSITS
Foreign                                                            7,810       7,795       8,596      9,178       7,062
Other time                                                        12,199      12,490      11,957     16,334      12,900
------------------------------------------------------------------------------------------------------------------------
        Total deposits                                     $     140,795     142,668     138,870    144,864     139,890
========================================================================================================================

TABLE 14
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

------------------------------------------------------------------------------------------------------------------------

                                                                                                         MARCH 31, 2001
                                                                                                 -----------------------

(In millions)
------------------------------------------------------------------------------------------------------------------------
MATURITY OF
3 months or less                                                                               $                  6,015
Over 3 months through 6 months                                                                                    2,492
Over 6 months through 12 months                                                                                   5,859
Over 12 months                                                                                                    4,114
------------------------------------------------------------------------------------------------------------------------
        Total                                                                                  $                 18,480
========================================================================================================================


TABLE 15
LONG-TERM DEBT

------------------------------------------------------------------------------------------------------------------------

                                                                    2001                                           2000
                                                             ------------   --------------------------------------------

                                                                   FIRST      Fourth       Third     Second       First
(In millions)                                                    QUARTER     Quarter     Quarter    Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------
NOTES AND DEBENTURES ISSUED BY
  THE PARENT COMPANY
  Notes
    6.625% to 7.70%, due 2004 to 2005                       $      3,084       3,084       3,082      1,790       2,039
    Floating rate, due 2001 to 2005                                2,368       2,367       2,118      1,770       1,087
    Floating rate extendible, due 2005                                10          10          10         10          10
  Subordinated notes
    6.00% to 9.45%, due 2001 to 2009                               2,664       2,664       2,662      2,662       2,662
    7.18% to 8.00%, due 2009 to 2011                                 208         208         208        208         208
    6.30%, Putable/Callable, due 2028                                200         200         200        200         200
    Floating rate, due 2003                                          150         150         150        150         150
  Subordinated debentures
    6.55% to 7.574%, due 2026 to 2035                                794         794         794        794         794
------------------------------------------------------------------------------------------------------------------------
        Total notes and debentures issued by the
          Parent Company                                           9,478       9,477       9,224      7,584       7,150
------------------------------------------------------------------------------------------------------------------------
NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global
  note programs, varying rates and terms to 2006                  16,929      16,457      17,583     16,988      17,339
Subordinated notes
  5.875% to 9.375%, due 2002 to 2006                                 925       1,075       1,075      1,075       1,074
  Bank, 5.80% to 7.875%, due 2006 to 2036                          2,548       2,548       2,548      1,549       1,549
  6.625% to 8.375%, due 2002 to 2007                                 570         570         570        570         570
------------------------------------------------------------------------------------------------------------------------
        Total notes issued by subsidiaries                        20,972      20,650      21,776     20,182      20,532
------------------------------------------------------------------------------------------------------------------------
OTHER DEBT
Trust preferred securities                                         2,027       2,028       2,020      2,010       1,992
4.556% auto securitization financing, due 2008                       828         861         944        944         945
Advances from the Federal Home Loan Bank                           2,762       2,762       2,262      2,387       2,387
Capitalized leases                                                    19          25          26         26          30
Mortgage notes and other debt of subsidiaries                          6           6           6          7           7
------------------------------------------------------------------------------------------------------------------------
        Total other debt                                           5,642       5,682       5,258      5,374       5,361
------------------------------------------------------------------------------------------------------------------------
        Total                                               $     36,092      35,809      36,258     33,140      33,043
========================================================================================================================

TABLE 16
CHANGES IN STOCKHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------

                                                                    2001                                           2000
                                                             ------------   --------------------------------------------

                                                                   FIRST      Fourth       Third     Second       First
(In millions)                                                    QUARTER     Quarter     Quarter    Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                                $     15,347      14,795      13,951     16,884      16,709
------------------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income (loss)                                                  584         599         852     (2,199)        840
  Net unrealized gain (loss) on debt and equity securities           290         625         348       (212)        (44)
  Net unrealized gain on derivative financial instruments            145           -           -          -           -
------------------------------------------------------------------------------------------------------------------------
       Total comprehensive income                                  1,019       1,224       1,200     (2,411)        796
Purchases of common stock                                           (102)       (294)        (43)      (132)       (221)
Common stock issued for
  Stock options and restricted stock                                  90          (2)         33         76          47
  Dividend reinvestment plan                                          14          19          19         19          20
  Acquisitions                                                         -           -          34          -           -
Deferred compensation, net                                           (52)         75          70        (14)         11
Cash dividends paid                                                 (235)       (470)       (469)      (471)       (478)
------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                      $     16,081      15,347      14,795     13,951      16,884
========================================================================================================================


TABLE 17
CAPITAL RATIOS

------------------------------------------------------------------------------------------------------------------------

                                                                    2001                                           2000
                                                             ------------   --------------------------------------------

                                                                   FIRST      Fourth       Third     Second       First
(In millions)                                                    QUARTER     Quarter     Quarter    Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                                            $     14,212      13,952      13,933     13,452      14,422
  Total capital                                                   22,408      22,253      22,528     21,385      22,191
Adjusted risk-weighted assets                                    197,854     198,849     199,078    202,391     207,955
Adjusted leverage ratio assets                              $    241,814     235,749     243,106    251,895     242,869
Ratios
  Tier 1 capital                                                    7.18 %      7.02        7.00       6.65        6.94
  Total capital                                                    11.33       11.19       11.32      10.57       10.67
  Leverage                                                          5.88        5.92        5.73       5.34        5.94
STOCKHOLDERS' EQUITY TO ASSETS
  Quarter-end                                                       6.36        6.04        6.00       5.41        6.66
  Average                                                           6.46 %      6.16        5.77       6.50        6.68
========================================================================================================================
BANK CAPITAL RATIOS
Tier 1 capital
  First Union National Bank                                         7.38 %      6.92        7.35       7.16        7.38
  First Union National Bank of Delaware                            11.97       12.20       12.07      12.02       11.43
Total capital
  First Union National Bank                                        11.39       10.73       11.28      10.58       10.54
  First Union National Bank of Delaware                            13.82       13.97       14.01      14.05       12.45
Leverage
  First Union National Bank                                         5.95        6.04        6.30       6.09        6.74
  First Union National Bank of Delaware                             8.08 %      7.76        8.74       8.20        7.33
========================================================================================================================


(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

TABLE 18
RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS (a)

------------------------------------------------------------------------------------------------------------------------

                                                                                                         MARCH 31, 2001
                                                 -----------------------------------------------------------------------

                                                                   GROSS UNREALIZED                     IN-     AVERAGE
                                                   NOTIONAL        ----------------              EFFECTIVE- MATURITY IN
(In millions)                                        AMOUNT        GAINS  LOSSES(e)   EQUITY (f)   NESS (g)   YEARS (h)
------------------------------------------------------------------------------------------------------------------------
ASSET HEDGES
Cash flow hedges (b)
  Interest rate swaps                          $     33,286        1,238        (99)        707         (1)        7.74
  Futures                                                25            -          -           -          -         0.25
Fair value  hedges
  Interest rate swaps                                     5            -         (1)          -          -        14.09
  Futures                                               142            -         (9)          -          -         0.25
-----------------------------------------------------------------------------------------------------------
        Total asset hedges                     $     33,458        1,238       (109)        707         (1)        7.74
========================================================================================================================
LIABILITY HEDGES
Cash flow hedges (c)
  Interest rate swaps                          $     25,946            -       (624)       (386)        (1)        8.59
  Futures                                            77,466            -       (429)       (266)         -         0.25
Fair value  hedges (d)
  Interest rate swaps                                 9,970          551         (2)          -          -         6.30
  Options                                               300            1          -           -          -         2.21
-----------------------------------------------------------------------------------------------------------
        Total liability hedges                 $    113,682          552     (1,055)       (652)        (1)        2.69
========================================================================================================================


(a) Includes only derivative financial instruments related to interest rate risk management activities. All of the company's other derivative financial instruments are classified as trading.
(b) Receive-fixed interest rate swaps with a notional amount of $31.6 billion and with pay rates based on one-to-six month LIBOR are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-six month LIBOR-indexed loans. Pay-fixed interest rate swaps with a notional amount of $1.7 billion and with receive rates based on one-month LIBOR are designated as cash flow hedges of securities and have a loss, net of tax, of $60 million in accumulated other comprehensive income.
(c) Derivatives with a notional amount of $94.3 billion are designated as cash flow hedges of the variability in cash flows attributable to the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy, primarily repurchase agreements and deposit products. Of this amount, $72.0 billion are Eurodollar futures and $22.3 billion are pay-fixed interest rate swaps with receive rates based on one-to-three month LIBOR, of which $14.1 billion are forward-starting. Pay-fixed interest rate swaps with a notional amount of $3.6 billion, of which $3.3 billion are forward-starting, and with receive rates based on one-to-three month LIBOR are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-three month LIBOR-indexed long-term debt. Additionally, Eurodollar futures with a notional amount of $5.5 billion are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-three month LIBOR-indexed long-term debt. Additionally, Eurodollar futures with a notional amount of $5.5 billion are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of three month LIBOR-indexed long-term debt.
(d) Receive-fixed interest rate swaps with a notional amount of $10.0 billion and with pay rates based primarily on three-to-six month LIBOR are designated as fair value hedges of fixed rate liabilities, primarily CDs, long-term debt and bank notes.
(e) Represents the fair value of derivative financial instruments less accrued interest receivable or payable.
(f) At March 31, 2001, the net unrealized gain on derivatives included in accumulated other comprehensive income, which is a component of stockholders' equity, was $145 million, net of tax. Of this net of tax amount, $55 million represents the effective portion of the net gains (losses), on derivatives that qualify as cash flow hedges. Gains (losses) will be reclassified into interest income or expense as a yield adjustment of the hedged item in the same period that the hedged cash flows impact earnings. This may occur as interest on the floating rate instruments such as loans, long-term debt and bank notes is accrued, or as fixed rate short-term liabilities are rolled over. As of March 31, 2001, $21 million of net gains, net of tax, recorded in accumulated other comprehensive income are expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 25.73 years.
(g) In the three months ended March 31, 2001, losses in the amount of $2 million were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow hedges. In addition, net interest income in the three months ended March 31, 2001, includes a reduction to net interest income of $29 million representing ineffectiveness of cash flow hedges caused by differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates.
(h) Estimated maturity approximates average life.

TABLE 19
RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS - EXPECTED MATURITIES

---------------------------------------------------------------------------------------------------------------------------

                                                                                                            MARCH 31, 2001
                                                    -----------------------------------------------------------------------

                                                       1 YEAR         1 -2        2 -5       5 -10   AFTER 10
(In millions)                                         OR LESS        YEARS       YEARS       YEARS      YEARS        TOTAL
---------------------------------------------------------------------------------------------------------------------------
CASH FLOW ASSET HEDGES
Notional amount - swaps                            $    1,659        5,531       2,340      16,620      7,136       33,286
Notional amount - other                                     -           25           -           -          -           25
Weighted average receive rate (a)                        6.35  %      7.15        6.39        5.94       7.03         6.41
Weighted average pay rate (a)                            5.13  %      5.22        5.43        5.09       5.15         5.15
Unrealized gain (loss)                             $       12          185          56         249        637        1,139
---------------------------------------------------------------------------------------------------------------------------
FAIR VALUE ASSET HEDGES
Notional amount - swaps                            $        -            -           -           -          5            5
Notional amount - other                                     -            -         127          15          -          142
Weighted average receive rate (a)                           -  %         -           -           -       5.68         5.68
Weighted average pay rate (a)                               -  %         -           -           -       7.36         7.36
Unrealized gain (loss)                             $        -            -          (8)         (1)        (1)         (10)
---------------------------------------------------------------------------------------------------------------------------
CASH FLOW LIABILITY HEDGES
Notional amount - swaps                            $      584          808       2,932      18,169      3,453       25,946
Notional amount - other                                61,516       15,950           -           -          -       77,466
Weighted average receive rate (a)                        5.00  %      5.54        5.73        5.36       5.48         5.50
Weighted average pay rate (a)                            6.82  %      6.15        5.83        6.26       6.62         6.20
Unrealized gain (loss)                             $     (368)         (73)        (51)       (351)      (210)      (1,053)
---------------------------------------------------------------------------------------------------------------------------
FAIR VALUE LIABILITY HEDGES
Notional amount - swaps                            $      635          700       4,125       4,000        510        9,970
Notional amount - other                                     -            -         300           -          -          300
Weighted average receive rate (a)                        7.26  %      7.29        6.90        7.06       6.75         7.01
Weighted average pay rate (a)                            4.98  %      6.08        5.10        6.03       5.28         5.54
Unrealized gain (loss)                             $        4           25         239         259         23          550
===========================================================================================================================


(a) Weighted average receive and pay rates include the impact of currently effective interest rate swaps and basis swaps only and not the impact of forward-starting interest rate swaps. All of the interest rate swaps have variable pay or receive rates based on one-to-six month LIBOR, and they are the pay or receive rates in effect at March 31, 2001.


TABLE 20
RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS ACTIVITY

---------------------------------------------------------------------------------------------------------------------------

                                                                                         Asset     Liability
(In millions)                                                                           Hedges        Hedges         Total
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                                                        $     34,519       141,032       175,551
Additions                                                                               12,325        34,095        46,420
Maturities and amortizations                                                            (1,286)      (15,922)      (17,208)
Terminations                                                                              (100)         (100)         (200)
Redesignations and transfers to trading account assets                                 (12,000)      (45,423)      (57,423)
---------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2001                                                           $     33,458       113,682       147,140
===========================================================================================================================

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES

----------------------------------------------------------------------------------------------------------------

                                                          FIRST QUARTER 2001                FOURTH QUARTER 2000
                                             -------------------------------      ------------------------------

                                                                     AVERAGE                            Average
                                                         INTEREST      RATES                 Interest     Rates
                                               AVERAGE    INCOME/    EARNED/       Average    Income/   Earned/
(In millions)                                 BALANCES    EXPENSE       PAID      Balances    Expense      Paid
----------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances             $     1,826         25       5.69 %  $    1,266         14      4.34 %
Federal funds sold and securities
  purchased under resale agreements              7,036         95       5.49         5,994         89      5.86
Trading account assets (a)                      13,315        206       6.24        11,569        201      6.95
Securities (a)                                  50,417        945       7.50        50,554        952      7.54
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural      53,416      1,130       8.56        53,554      1,233      9.17
    Real estate - construction and other         3,231         62       7.76         3,011         65      8.69
    Real estate - mortgage                       9,195        180       7.95         9,130        198      8.63
    Lease financing                              6,084        161      10.62         5,272        150     11.37
    Foreign                                      5,344         92       7.01         5,286         97      7.29
------------------------------------------------------------------                --------------------
        Total commercial                        77,270      1,625       8.51        76,253      1,743      9.11
------------------------------------------------------------------                --------------------
  Consumer
    Real estate - mortgage                      17,610        331       7.52        18,805        362      7.70
    Installment loans and vehicle leasing       24,970        580       9.41        25,035        606      9.63
------------------------------------------------------------------                --------------------
        Total consumer                          42,580        911       8.63        43,840        968      8.80
------------------------------------------------------------------                --------------------
        Total loans                            119,850      2,536       8.55       120,093      2,711      8.99
------------------------------------------------------------------                --------------------
Other earning assets                            11,276        250       8.96        13,130        322      9.76
------------------------------------------------------------------                --------------------
        Total earning assets                   203,720      4,057       8.03       202,606      4,289      8.44
                                                         ====================                ===================
Cash and due from banks                          7,749                               7,653
Other assets                                    34,000                              29,116
-------------------------------------------------------                           ---------
        Total assets                       $   245,469                          $  239,375
=======================================================                           =========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                    38,756        264       2.76        37,640        301      3.17
    Money market accounts                       17,941        200       4.52        17,008        202      4.74
    Other consumer time                         34,452        506       5.96        36,421        541      5.91
    Foreign                                      6,851         94       5.59         7,483        110      5.85
    Other time                                  12,239        189       6.27        11,902        213      7.13
------------------------------------------------------------------                --------------------
        Total interest-bearing deposits        110,239      1,253       4.61       110,454      1,367      4.92
  Federal funds purchased and securities
    sold under repurchase agreements            25,005        378       6.13        23,686        400      6.72
  Commercial paper                               2,540         33       5.32         2,639         42      6.19
  Other short-term borrowings                    9,580         82       3.46         9,345         96      4.09
  Long-term debt                                36,631        577       6.30        35,708        627      7.03
------------------------------------------------------------------                --------------------
        Total interest-bearing liabilities     183,995      2,323       5.10       181,832      2,532      5.55
                                                         ====================                ===================
  Noninterest-bearing deposits                  27,043                              27,875
  Other liabilities                             18,585                              14,915
  Stockholders' equity                          15,846                              14,753
-------------------------------------------------------                           ---------
        Total liabilities and
          stockholders' equity             $   245,469                          $  239,375
=======================================================                           =========
Interest income and rate earned                        $    4,057       8.03 %             $    4,289      8.44 %
Interest expense and equivalent rate paid                   2,323       4.61                    2,532      4.98
-----------------------------------------------------------------------------                -------------------
Net interest income and margin (c)                     $    1,734       3.42 %             $    1,757      3.46 %
=============================================================================                ===================

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes. (b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

   ------------------------------------------------------------------------------------------------------

               THIRD QUARTER 2000                SECOND QUARTER 2000                  FIRST QUARTER 2000
   ------------------------------      -----------------------------       ------------------------------

                          Average                            Average                             Average
               Interest     Rates                 Interest     Rates                  Interest     Rates
     Average    Income/   Earned/       Average    Income/   Earned/        Average    Income/   Earned/
    Balances    Expense      Paid      Balances    Expense      Paid       Balances    Expense      Paid
   ------------------------------------------------------------------------------------------------------
$      1,465         20      5.28 %  $      977         13      5.52 %  $       666          7      4.40 %

       6,367         97      6.11         9,318        132      5.72          9,555        129      5.40
      12,204        214      6.99        12,950        220      6.83         11,326        193      6.84
      52,780        988      7.48        56,027      1,035      7.40         54,389        978      7.19


      53,226      1,250      9.34        54,486      1,251      9.22         52,809      1,174      8.95
       2,676         59      8.65         2,458         52      8.49          2,406         48      8.08
       9,294        203      8.70         9,302        195      8.44          8,979        183      8.19
       5,168        148     11.45         5,123        153     11.90          5,213        160     12.29
       5,016         91      7.17         4,582         80      7.08          4,532         74      6.56
   ---------------------               --------------------               ---------------------
      75,380      1,751      9.24        75,951      1,731      9.15         73,939      1,639      8.92
   ---------------------               --------------------               ---------------------

      23,163        432      7.47        25,760        469      7.28         27,551        499      7.24
      24,932        596      9.51        30,903        740      9.61         29,991        719      9.63
   ---------------------               --------------------               ---------------------
      48,095      1,028      8.53        56,663      1,209      8.55         57,542      1,218      8.49
   ---------------------               --------------------               ---------------------
     123,475      2,779      8.96       132,614      2,940      8.90        131,481      2,857      8.73
   ---------------------               --------------------               ---------------------
      14,798        393     10.63         8,175        177      8.66          8,337        172      8.29
   ---------------------               --------------------               ---------------------
     211,089      4,491      8.48       220,061      4,517      8.24        215,754      4,336      8.06
               ===================                ===================                 ===================
       7,446                              7,830                               8,078
      28,283                             27,692                              24,458
   ----------                          ---------                          ----------
$    246,818                         $  255,583                         $   248,290
   ==========                          =========                          ==========



      37,680        296      3.13        38,940        283      2.92         39,830        289      2.92
      15,629        175      4.46        14,959        154      4.13         15,564        151      3.89
      36,328        524      5.74        35,386        478      5.43         33,991        423      5.00
       9,721        151      6.18         8,795        130      5.92          9,125        123      5.44
      15,317        276      7.16        14,153        240      6.82         13,224        209      6.37
   ---------------------               --------------------               ---------------------
     114,675      1,422      4.93       112,233      1,285      4.60        111,734      1,195      4.30

      28,363        459      6.43        36,762        552      6.04         35,286        482      5.50
       2,588         40      6.25         3,308         49      6.03          2,996         42      5.56
       9,257        110      4.74        11,096        149      5.37          9,100        115      5.09
      35,263        600      6.80        33,555        552      6.58         32,564        513      6.30
   ---------------------               --------------------               ---------------------
     190,146      2,631      5.51       196,954      2,587      5.28        191,680      2,347      4.92
               ===================                ===================                 ===================
      28,437                             28,971                              28,687
      13,999                             13,044                              11,340
      14,236                             16,614                              16,583
   ----------                          ---------                          ----------

$    246,818                         $  255,583                         $   248,290
   ==========                          =========                          ==========
             $    4,491      8.48 %             $    4,517      8.24 %              $    4,336      8.06 %
                  2,631      4.96                    2,587      4.73                     2,347      4.37
               -------------------                -------------------                 -------------------
             $    1,860      3.52 %             $    1,930      3.51 %              $    1,989      3.69 %
               ===================                ===================                 ===================


(c) The net interest margin includes (in basis points): 14, 15, 22, 27 and 27 for the quarters ended March 31, 2001, December 31, 2000, September 30, 2000, June 30, 2000 and March 31, 2000, respectively, related to net interest income from derivative transactions.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENT OF INCOME

----------------------------------------------------------------------------------------------------------------

                                                                              THREE MONTHS ENDED MARCH 31, 2001
                                                                             -----------------------------------

                                                                                        RESTRUCTURING
                                                                            OPERATING       AND OTHER        AS
(In millions)                                                                EARNINGS   CHARGES/GAINS  REPORTED
----------------------------------------------------------------------------------------------------------------
Net interest income                                                         $   1,702               -     1,702
Provision for loan losses                                                         219               -       219
----------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                             1,483               -     1,483
----------------------------------------------------------------------------------------------------------------
Fee and other income
  Service charges and fees                                                        468               -       468
  Advisory, underwriting and other Capital Markets fees                           198               -       198
  Other income
    Security transactions - portfolio                                             (16)              -       (16)
    Asset sales and securitization                                                 12             (44)      (32)
    Gain on sale of branches                                                        -              73        73
    Other                                                                         884              (1)      883
----------------------------------------------------------------------------------------------------------------
        Total fee and other income                                              1,546              28     1,574
----------------------------------------------------------------------------------------------------------------
Noninterest expense
  Restructuring charges                                                             -               2         2
  Other noninterest expense                                                     2,138              69     2,207
----------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                               2,138              71     2,209
----------------------------------------------------------------------------------------------------------------
Income before income taxes (benefits)                                             891             (43)      848
Income taxes (benefits)                                                           281             (17)      264
----------------------------------------------------------------------------------------------------------------
        Net income                                                          $     610             (26)      584
================================================================================================================
Diluted earnings per share                                                  $    0.62           (0.03)     0.59
================================================================================================================


FIRST UNION CORPORATION AND SUBSIDIARIES
RESTRUCTURING AND OTHER CHARGES/GAINS

----------------------------------------------------------------------------------------------------------------

                                                                                                          THREE
                                                                                                         MONTHS
                                                                                                          ENDED
                                                                                                      MARCH 31,
(In millions)                                                                                              2001
----------------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGES (Includes merger-related charges)
Employee termination benefits                                                                        $        2
Other asset impairments                                                                                      (1)
Contract cancellations                                                                                       (1)
----------------------------------------------------------------------------------------------------------------
        Total restructuring charges                                                                           -
Reversal of restructuring accruals related primarily to employee
  termination benefits                                                                                      (14)
----------------------------------------------------------------------------------------------------------------
        Net restructuring charges                                                                           (14)
Merger-related charges                                                                                       16
----------------------------------------------------------------------------------------------------------------
        Total                                                                                                 2
----------------------------------------------------------------------------------------------------------------
OTHER CHARGES/GAINS
  Other income                                                                                              (28)
  Other noninterest expense                                                                                  69
----------------------------------------------------------------------------------------------------------------
        Total other charges/gains                                                                            41
----------------------------------------------------------------------------------------------------------------
        Total restructuring and other charges/gains                                                         (43)
Income tax benefits                                                                                         (17)
----------------------------------------------------------------------------------------------------------------
After-tax restructuring and other charges/gains                                                      $      (26)
================================================================================================================

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATING EARNINGS (a)

---------------------------------------------------------------------------------------------------------------------

                                                                  2001                                          2000
                                                            -----------   -------------------------------------------

                                                                 FIRST      Fourth       Third     Second      First
(In millions, except per share data)                           QUARTER     Quarter     Quarter    Quarter    Quarter
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                $      2,526       2,701       2,768      2,929      2,848
Interest and dividends on securities                               925         939         975      1,023        966
Trading account interest                                           204         199         212        218        191
Other interest income                                              370         425         510        322        308
---------------------------------------------------------------------------------------------------------------------
        Total interest income                                    4,025       4,264       4,465      4,492      4,313
---------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                             1,253       1,367       1,422      1,285      1,195
Interest on short-term borrowings                                  493         538         609        750        639
Interest on long-term debt                                         577         627         600        552        513
---------------------------------------------------------------------------------------------------------------------
        Total interest expense                                   2,323       2,532       2,631      2,587      2,347
---------------------------------------------------------------------------------------------------------------------
Net interest income                                              1,702       1,732       1,834      1,905      1,966
Provision for loan losses                                          219         192         142        228        192
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses              1,483       1,540       1,692      1,677      1,774
---------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Service charges and fees                                           468         481         508        491        486
Commissions                                                        375         383         365        375        468
Fiduciary and asset management fees                                381         387         384        374        366
Advisory, underwriting and other Capital Markets fees              198         187         148        182        209
Principal investing                                                (43)        (43)         34        205        199
Other income                                                       167         187         206        119        114
---------------------------------------------------------------------------------------------------------------------
        Total fee and other income                               1,546       1,582       1,645      1,746      1,842
---------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                   1,329       1,243       1,381      1,396      1,429
Occupancy                                                          163         150         157        155        157
Equipment                                                          205         221         213        210        214
Advertising                                                          9          16          14         31         30
Communications and supplies                                        110         123         117        122        125
Professional and consulting fees                                    73          97          87         82         71
Goodwill and other intangible amortization                          78          80          79        100        102
Sundry expense                                                     171         202         280        270        259
---------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                2,138       2,132       2,328      2,366      2,387
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                                         891         990       1,009      1,057      1,229
Income taxes                                                       281         309         307        343        391
---------------------------------------------------------------------------------------------------------------------
        Net operating earnings                            $        610         681         702        714        838
=====================================================================================================================
Diluted earnings per share                                $       0.62        0.69        0.71       0.73       0.85
=====================================================================================================================


(a) Operating earnings exclude restructuring, merger-related and other charges and gains and cumulative effect of a change in accounting principle.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------

                                                                  2001                                          2000
                                                            -----------   -------------------------------------------

                                                                 FIRST      Fourth       Third     Second      First
(In millions, except per share data)                           QUARTER     Quarter     Quarter    Quarter    Quarter
---------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                   $      7,857       9,906       7,063      8,028      7,854
Interest-bearing bank balances                                   2,971       3,239       4,585      1,913      1,037
Federal funds sold and securities purchased under
  resale agreements (carrying amount of collateral
  $5,956 at March 31,2001, $4,678 repledged)                    11,866      11,240       5,395      9,054      8,206
---------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                         22,694      24,385      17,043     18,995     17,097
---------------------------------------------------------------------------------------------------------------------
Trading account assets                                          20,431      21,630      17,417     18,237     17,076
Securities (carrying amount of collateral $ 25,573 at
  March 31,2001)                                                51,528      49,246      52,065     55,203     52,089
Loans, net of unearned income                                  122,853     123,760     123,419    128,359    135,803
  Allowance for loan losses                                     (1,759)     (1,722)     (1,720)    (1,706)    (1,760)
---------------------------------------------------------------------------------------------------------------------
        Loans, net                                             121,094     122,038     121,699    126,653    134,043
---------------------------------------------------------------------------------------------------------------------
Premises and equipment                                           4,968       5,024       5,090      5,211      5,171
Due from customers on acceptances                                  894         874         968        839        842
Goodwill and other intangible assets                             3,690       3,664       3,756      3,736      5,581
Other assets                                                    27,650      27,309      28,602     29,120     21,749
---------------------------------------------------------------------------------------------------------------------
        Total assets                                      $    252,949     254,170     246,640    257,994    253,648
=====================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                  28,582      30,315      28,501     30,229     29,885
  Interest-bearing deposits                                    112,213     112,353     110,369    114,635    110,005
---------------------------------------------------------------------------------------------------------------------
        Total deposits                                         140,795     142,668     138,870    144,864    139,890
Short-term borrowings                                           39,719      39,446      39,388     50,883     49,389
Bank acceptances outstanding                                       902         880         976        847        847
Trading account liabilities                                      8,130       7,475       5,138      4,541      4,605
Other liabilities                                               11,230      12,545      11,215      9,768      8,990
Long-term debt                                                  36,092      35,809      36,258     33,140     33,043
---------------------------------------------------------------------------------------------------------------------
        Total liabilities                                      236,868     238,823     231,845    244,043    236,764
---------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                      -           -           -          -          -
Common stock, $3.33-1/3 par value;
  authorized 2 billion shares                                    3,271       3,267       3,287      3,288      3,280
Paid-in capital                                                  6,307       6,272       6,211      6,066      6,021
Retained earnings                                                6,281       6,021       6,135      5,783      8,557
Accumulated other comprehensive income, net                        222        (213)       (838)    (1,186)      (974)
---------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                              16,081      15,347      14,795     13,951     16,884
---------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity        $    252,949     254,170     246,640    257,994    253,648
=====================================================================================================================

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

--------------------------------------------------------------------------------------------------------------------

                                                                 2001                                          2000
                                                           -----------   -------------------------------------------

                                                                FIRST      Fourth      Third      Second      First
(In millions, except per share data)                          QUARTER     Quarter    Quarter     Quarter    Quarter
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                $     2,526       2,701      2,768       2,929      2,848
Interest and dividends on securities                              925         939        975       1,023        966
Trading account interest                                          204         199        212         218        191
Other interest income                                             370         425        510         322        308
--------------------------------------------------------------------------------------------------------------------
        Total interest income                                   4,025       4,264      4,465       4,492      4,313
--------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                            1,253       1,367      1,422       1,285      1,195
Interest on short-term borrowings                                 493         538        609         750        639
Interest on long-term debt                                        577         627        600         552        513
--------------------------------------------------------------------------------------------------------------------
        Total interest expense                                  2,323       2,532      2,631       2,587      2,347
--------------------------------------------------------------------------------------------------------------------
Net interest income                                             1,702       1,732      1,834       1,905      1,966
Provision for loan losses                                         219         192        322       1,030        192
--------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             1,483       1,540      1,512         875      1,774
--------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Service charges and fees                                          468         481        506         447        486
Commissions                                                       375         383        365         375        468
Fiduciary and asset management fees                               381         387        384         374        366
Advisory, underwriting and other Capital Markets fees             198         182        145         182        209
Principal investing                                               (43)        (43)        34         205        199
Other income                                                      195         363        749        (649)       114
--------------------------------------------------------------------------------------------------------------------
        Total fee and other income                              1,574       1,753      2,183         934      1,842
--------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                  1,373       1,407      1,427       1,396      1,429
Occupancy                                                         164         150        160         155        157
Equipment                                                         211         233        213         210        214
Advertising                                                        14          35         18          31         30
Communications and supplies                                       110         130        125         123        125
Professional and consulting fees                                   83         104         91          82         71
Goodwill and other intangible amortization                         78          80         79         100        102
Restructuring and merger-related charges                            2          33         52       2,110         (5)
Sundry expense                                                    174         205        283         296        259
--------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                               2,209       2,377      2,448       4,503      2,382
--------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes (benefits) and
  cumulative effect of a change in accounting principle           848         916      1,247      (2,694)     1,234
Income taxes (benefits)                                           264         271        395        (495)       394
--------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of a change
  in accounting principle                                         584         645        852      (2,199)       840
Cumulative effect of a change in the accounting for
  beneficial interests, net of tax                                  -         (46)         -           -          -
--------------------------------------------------------------------------------------------------------------------
        Net income (loss)                                 $       584         599        852      (2,199)       840
====================================================================================================================
PER SHARE DATA
Basic
  Income (loss) before change in accounting principle     $      0.60        0.66       0.87       (2.27)      0.86
  Net income (loss)                                              0.60        0.61       0.87       (2.27)      0.86
Diluted
  Income (loss) before change in accounting principle            0.59        0.65       0.86       (2.27)      0.85
  Net income (loss)                                              0.59        0.60       0.86       (2.27)      0.85
Cash dividends                                            $      0.24        0.48       0.48        0.48       0.48
AVERAGE SHARES (IN THOUSANDS)
Basic                                                         967,671     969,097    971,453     969,707    972,174
Diluted                                                       975,847     990,445    986,763     981,940    984,095
====================================================================================================================

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------

                                                                                                Three Months Ended
                                                                                                         March 31,
                                                                                              ---------------------

(In millions)                                                                                      2001       2000
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                  $       584        840
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                               44         73
  Provision for loan losses                                                                         219        192
  Securitization (gains) losses                                                                      32        (70)
  Gain on sale of mortgage servicing rights                                                         (12)        (3)
  Securities transactions                                                                            16         16
  Depreciation, goodwill and other amortization                                                     284        315
  Trading account assets, net                                                                     1,228     (2,130)
  Mortgage loans held for resale                                                                   (823)       163
  Gain on sales of premises and equipment                                                            (1)       (10)
  Other assets, net                                                                               1,835     (1,642)
  Trading account liabilities, net                                                                  655      1,036
  Other liabilities, net                                                                         (3,016)       368
-------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities                                          1,045       (852)
-------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities                                                                             2,771        881
  Maturities of securities                                                                        1,313      1,615
  Purchases of securities                                                                        (4,870)    (3,074)
  Origination of loans, net                                                                         (45)    (2,447)
  Sales of premises and equipment                                                                    38         36
  Purchases of premises and equipment                                                              (160)      (184)
  Goodwill and other intangible assets, net                                                        (102)       (57)
  Purchase of bank-owned separate account life insurance                                            (21)       (24)
  Cash equivalents acquired, net of purchases of banking organizations                              (13)         -
-------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                                    (1,089)    (3,254)
-------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of deposits, net                                                                         (1,873)    (1,157)
  Securities sold under repurchase agreements and other short-term borrowings, net                  271       (718)
  Issuances of long-term debt                                                                     2,470      3,683
  Payments of long-term debt                                                                     (2,187)    (2,615)
  Sales of common stock                                                                               9         32
  Purchases of common stock                                                                        (102)      (221)
  Cash dividends paid                                                                              (235)      (478)
-------------------------------------------------------------------------------------------------------------------
        Net cash used by financing activities                                                    (1,647)    (1,474)
-------------------------------------------------------------------------------------------------------------------
        Decrease in cash and cash equivalents                                                    (1,691)    (5,580)
        Cash and cash equivalents, beginning of year                                             24,385     22,677
-------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of period                                            $    22,694     17,097
===================================================================================================================
NONCASH ITEMS
Transfer to securities from loans                                                           $        95          -
Transfer to securities from other assets                                                            908          -
Transfer to other assets from securities                                                              -      1,307
Transfer to other assets from loans                                                         $       282       (298)
===================================================================================================================